33
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Filed by a party other than the Registrant  ☐
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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
DZS INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

DZS INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Fellow Stockholders:
You are cordially invited to attend our 2023 Annual Meeting of Stockholders on Tuesday, May 30, 2023 at 10:00 a.m. Central Time. The meeting will be held virtually, and the live webcast of the annual meeting will be available at www.virtualshareholdermeeting.com/DZSI2023. To access the webcast, go to this website and follow the instructions provided. Electronic entry to the meeting will begin at 9:45 a.m. Central Time.
To attend, vote and submit questions during the annual meeting visit www.virtualshareholdermeeting.com/DZSI2023 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, voting instructions form or proxy card. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/DZSI2023.
We are holding the annual meeting for the following purposes:
1.To elect the following two members of the Board of Directors to serve for three-year terms as Class I Directors: Barbara Carbone and Joon Kyung Kim;
2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
3.To approve an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock, par value $.001 per share, from 36,000,000 to 72,000,000;
4.An advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this proxy statement;
5.A non-binding advisory vote to determine the frequency of future advisory votes on the compensation of certain of our executive officers; and
6.To transact other business that may properly come before the annual meeting or any adjournments or postponements of the meeting.
These items are fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.
Only stockholders of record at the close of business on April 3, 2023, the record date, will be entitled to vote at the annual meeting. Your vote is very important. Whether or not you expect to participate in the annual meeting, I encourage you to review the proxy statement and our Annual Report on Form 10-K to learn more about your Company and our achievements in 2022, and to please vote your shares as soon as possible. You may vote (a) by signing, dating and returning the enclosed proxy card/voting instruction form, (b) via the Internet or (c) by telephone. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide your broker, bank or other nominee with instructions on how to vote your shares. For specific instructions on voting procedures, please refer to the section entitled “Voting Procedures” beginning on page 2 of the proxy statement and the instructions on the proxy card/voting instruction card.

By order of the Board of Directors

Charles D. Vogt
President and Chief Executive Officer
Plano, Texas
April 17, 2023

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,
PLEASE VOTE YOUR SHARES BY PHONE, VIA THE INTERNET, OR, IF YOU RECEIVED PAPER COPIES OF THESE PROXY MATERIALS, BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 30, 2023
Electronic copies of our proxy statement and our annual report are available online at https://investor.dzsi.com/financials/sec-filings/.

DZS INC.
5700 Tennyson Parkway, Suite 400
Plano, Texas 75024
PROXY STATEMENT
The Board of Directors of DZS Inc. solicits your proxy for use at the annual meeting of stockholders to be held on Tuesday, May 30, 2023 at 10:00 a.m. Central Time by live webcast at www.virtualshareholdermeeting.com/DZSI2023, and at any adjournments or postponements of the meeting, for the purposes set forth in the “Notice of Annual Meeting of Stockholders.” As used in this proxy statement, the terms “DZS,” the “Company,” “we,” “us” and “our” refer to DZS Inc. and its consolidated subsidiaries.
Why am I receiving DZS’s Annual Meeting materials?
DZS Inc. delivered these materials to you in connection with its solicitation of proxies for use at the 2023 annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, May 30, 2023 at 10:00 a.m. Central Time, and at any postponement(s) or adjournment(s) thereof. These materials were first sent or made available to stockholders on April 17, 2023.
Why did I receive a notice of internet availability of proxy materials instead of a full set of DZS’s Annual Meeting materials, or vice versa?
In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), we are providing online internet access to the Annual Meeting materials to many of our stockholders (other than those who previously requested electronic or paper delivery or to whom we have elected to furnish a full set of materials). This method of distribution makes our process more efficient and less costly, and limits our impact on the environment. We mailed to these stockholders a notice of internet availability of proxy materials containing instructions on how to access the Annual Meeting materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”), how to vote online, instructions on obtaining a paper copy of the materials, including a proxy card, and how to attend the virtual Annual Meeting. The notice instructs stockholders on how to request delivery of proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. All stockholders who did not receive this notice will receive a full set of the Annual Meeting materials in printed form by mail or electronically by e-mail.
What is included in DZS’s Annual Meeting materials?
•This Proxy Statement for the Annual Meeting;
•DZS’s Annual Report; and
•If you received a full set of DZS’s Annual Meeting materials, the proxy card or, if you are a beneficial owner of shares held in street name, a voting instruction form.
Recommendation of the Board of Directors
Our Board of Directors unanimously recommends that you vote “FOR” the proposals 1 – 4 and “3 Years” for proposal 5:

Proposal	Recommendation	Page Reference
1 – Election of the Class I Directors	FOR	12
2 – Ratification of Ernst & Young LLP as our independent registered public accounting firm	FOR	13
3 – Approval of Certificate of Amendment to Restated Certificate of Incorporation	FOR	15
4 – Advisory Vote on Executive Compensation	FOR	17
5 – Advisory Vote on Frequency of Advisory Vote on Executive Compensation	FOR	18

VOTING RIGHTS AND PROCEDURES
Record Date and Shares Entitled to Vote
Only stockholders of record at the close of business on the record date, April 3, 2023, are entitled to notice of and to vote at the Annual Meeting. These stockholders are entitled to cast one vote for each share of common stock held as of the record date on all matters properly submitted for the vote of stockholders at the Annual Meeting. As of the record date, there were approximately 31,102,434 shares of our common stock issued and outstanding, held by 377 holders of record.
Stockholder of Record: Shares Registered in Your Name
If, on April 3, 2023, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote electronically at the meeting or vote by proxy. Whether or not you plan to attend the meeting via live webcast, we request that you fill out and return the enclosed proxy card or vote by proxy on the Internet or over the telephone as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If, on April 3, 2023, your shares are registered, not in your name, but rather in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your bank or broker. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to view the live webcast of the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares electronically at the meeting unless you request and obtain a 16-digit control number from your broker or other agent authorizing you to vote your shares.
Quorum and Vote Required
A quorum of stockholders is necessary to hold a valid annual meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting, is necessary to constitute a quorum at the Annual Meeting. In the election of directors, the two nominees who receive the highest number of affirmative votes will be elected as directors. With respect to the proposal regarding the amendment of our Restated Certificate of Incorporation to increase the number of shares of authorized common stock, the affirmative vote of a majority of our outstanding shares of common stock is required for approval, and with respect to the non-binding resolution as to the frequency of the stockholder advisory vote on executive compensation, stockholders are required to select 1 Year, 2 Years or 3 Years. All other proposals require an affirmative vote of a majority of the votes cast at the Annual Meeting.
Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. Proposals #1, #3, #4 and #5 are not routine matters, and a broker or nominee may not vote on this matter without receiving instructions. Proposal #2, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, is a routine matter and brokers and nominees may vote on this matter without receiving instructions.
Voting Procedures
Your vote is important. Whether or not you plan to attend the Annual Meeting via the live webcast, please complete, sign, date and return the enclosed proxy card, vote by proxy on the Internet, or by proxy over the telephone as soon as possible to ensure that your vote is recorded promptly. Voting by proxy does not deprive you of your right to view the live webcast of the Annual Meeting and to vote your shares electronically at the Annual Meeting.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote electronically at the Annual Meeting or vote by proxy using the enclosed proxy card, vote by proxy on the Internet or vote by proxy over the telephone. Whether or not you plan to view the live webcast of the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still view the live webcast of the Annual Meeting and vote in person even if you have already voted by proxy.
•To vote electronically at the Annual Meeting, view the live webcast at www.virtualshareholdermeeting.com/DZSI2023 and follow the instructions on how to vote electronically.
•To vote by mail, follow the instructions provided in the proxy card. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote on the Internet, follow the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card.
•To vote over the telephone, call the toll-free number found on the proxy card and follow the recorded instructions.

If you return a signed proxy card but do not fill out the voting instructions on the proxy card or if you indicate when voting on the Internet or over the telephone that you wish to vote as recommended by the Board, the persons named as proxies will vote the shares represented by your proxy “FOR” Proposals #1, #2, #3 and #4, and “3 Years” on Proposal #5. If any other matters are properly presented for voting at the Annual Meeting, or any adjournments or postponements of the Annual Meeting, your proxy vote will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in their discretion. We have not received notice of other matters that may properly be presented for voting at the Annual Meeting.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from DZS. Your broker, bank or other nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instruction form from your broker, bank or other nominee that accompanies this Proxy Statement. If you complete and submit your voting instruction form, the persons named as proxies will vote the shares represented by your voting instruction form in accordance with your instructions.
Under the rules that govern how brokers may vote shares held in street name, brokers do not have the discretion to vote your shares on any non-routine matters. The only proposal at the meeting that is considered a routine matter under applicable rules is the proposal to ratify the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2023. Therefore, unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the proposals described in this Proxy Statement other than the ratification of our independent registered public accounting firm. Please provide voting instructions to your broker, banker or agent so your vote on these matters can be counted.
Revocation
You may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions: (1) submitting another proxy card bearing a later date; (2) delivering written notice of revocation to our Corporate Secretary at 5700 Tennyson Parkway, Suite 400, Plano, Texas 75024; or (3) logging onto the live webcast of the Annual Meeting and voting as directed, although attendance at the live webcast of the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke any prior instructions.
Proxy Solicitation Costs
We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and dissemination of this Proxy Statement and any additional solicitation material that we may provide to stockholders. The original solicitation of proxies may be supplemented by solicitation by mail, telephone, fax, e-mail, personal interviews or other methods of communication by our directors, officers and employees. We will not pay any additional compensation to directors, officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation.
Admission to the Annual Meeting
The Annual Meeting will be held live via the internet on Tuesday, May 30, 2023 at 10:00 a.m. Central Time, at www.virtualshareholdermeeting.com/DZSI2023. You will not be able to attend the meeting in person. Participation in and attendance at the Annual Meeting is limited to our stockholders as of the close of business on April 3, 2023, and other persons holding valid proxies for the Annual Meeting. Online access will begin at 9:45 a.m. Central Time, on May 30, 2023, and we encourage you to access the Annual Meeting prior to the start time. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/DZSI2023, you must enter the 16-digit control number found next to the label “Control Number” for the postal mail recipients or within the body of the email sending you the proxy statement. If your shares are held in the name of a bank, broker or other holder of record, you should follow the instructions provided by your bank, broker or other holder of record to be able to participate in the Annual Meeting. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/DZSI2023.
How Can I Access the Webcast of the Annual Meeting
We plan to offer a live webcast of the Annual Meeting at www.virtualshareholdermeeting.com/DZSI2023. To access the webcast, go to this website and follow the instructions provided.
Will I Be Able to Ask Questions at the Annual Meeting
You will be able to submit written questions during the Annual Meeting by following the instructions that will be available on the Annual Meeting website during the Annual Meeting. Only questions pertinent to meeting matters of the Company will be answered during the meeting, subject to time constraints. Questions that are substantially similar may be grouped together to avoid repetition.
Why Are We Having a Virtual Meeting
We will hold the Annual Meeting in a virtual-only format, which will be conducted over the internet via live webcast, as we believe that a virtual format is more environmentally friendly, allows greater shareholder participation and decreases the costs of holding the meeting. We intend to hold our virtual annual meetings in a manner that affords you the same general rights and opportunities to participate as you would have at an in-person meeting.

Stockholders Sharing the Same Address
The rules promulgated by the Securities and Exchange Commission permit companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or notice of Internet availability of proxy materials to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary, and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of our annual report, proxy statement and any notice of Internet availability of proxy materials. If you would like to opt out of or into this practice for future mailings, and receive separate or multiple annual reports, proxy statements and notices of Internet availability of proxy materials for stockholders sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report, proxy statement or any notice of Internet availability of proxy materials without charge by sending a written request to DZS Inc., Attention: Investor Relations, 5700 Tennyson Parkway, Suite 400, Plano, Texas 75024, or by calling us at (469) 327-1531. We will promptly send additional copies of the annual report or proxy statement or any notice of Internet availability of proxy materials upon receipt of such request. Stockholders sharing an address who now receive multiple copies of our annual report, proxy statement and any notice of Internet availability of proxy materials may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other intermediary. Householding does not apply to stockholders with shares registered directly in their names.
Significant Stockholder
Dasan Networks, Inc. (“DNI”) is the Company’s largest stockholder. As of April 3, 2023, DNI owns 9,093,015 shares of Company common stock, which represents approximately 29.2% of the Company’s issued and outstanding common stock. As a result of its substantial interest in the Company, DNI is able to significantly influence the Company’s corporate and management policies and the outcome of any corporate transaction or other matter submitted to stockholders for approval. Such transactions may include mergers and acquisitions, sales of all or some of the Company’s assets or purchases of assets, and other significant corporate transactions. The interests of DNI may not coincide with the interests of the Company’s other stockholders or with holders of the Company’s indebtedness.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
We are dedicated to maintaining the highest standards of business integrity. It is our belief that adherence to sound principles of corporate governance, through a system of checks, balances and personal accountability, is vital to protecting our reputation, assets, investor confidence and customer loyalty. Above all, the foundation of our integrity is our commitment to sound corporate governance. Our corporate governance principles and Code of Conduct and Ethics can be found in the “Governance” section of our website at https://investor.dzsi.com/governance/governance-documents/default.aspx.
Board Composition
Our Board of Directors is presently comprised of seven members. In accordance with our certificate of incorporation, we divide our Board of Directors into three classes, with Class I consisting of two members, Class II consisting of three members, and Class III consisting of two members. One class of directors is elected by the stockholders to serve a three-year term at each annual meeting.
The following table sets forth (a) the names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors, (b) the age of each nominee or director, (c) the Company position(s) currently held by each nominee or director, and (d) the year in which each nominee’s or director’s current term will expire.

Name	Class	Age	Position	Term Expires
Director Nominees
Barbara Carbone	I	64	Director	2023
Joon Kyung Kim	I	64	Director	2023

Continuing Directors
Matt W. Bross	II	62	Director	2024
David Schopp	II	74	Lead Independent Director	2024
Choon Yul Yoo	II	62	Director	2024
Min Woo Nam	III	61	Chairman of the Board	2025
Charles D. Vogt	III	59	President, CEO and Director	2025
There are no arrangements or understandings between the Company and any person pursuant to which such person has been elected a director.
Our directors bring to the Board of Directors a wealth of executive leadership experience derived from their service as executives or managing directors of small, large and multinational corporations, accounting firms or venture capital firms. They also bring extensive board experience. Information regarding the qualifications, experience and skills of each of our directors that led our Board of Directors to conclude that such director is qualified to serve on our Board of Directors is described in the following paragraphs.
Class I Directors Standing for Re-Election at this Annual Meeting
Barbara Carbone has served as a director of DZS since January 1, 2021. Ms. Carbone is a recognized business leader and audit partner with deep expertise across the software, media, consumer products, manufacturing and financial spaces. For nearly 40 years, in addition to serving clients, she held several leadership roles at KPMG, including as the leader of a large business unit, the global software practice leader and as the national partner in charge of human resources for the audit practice. Ms. Carbone’s experience transforming businesses through mergers and acquisitions, workforce management, divestitures, spinoffs, IPOs, and navigation of public and private markets has given her a diverse and valuable perspective. She is currently a board member for TrueCar Inc. (NASDAQ: TRUE), Limoneira, Inc. (NASDAQ: LMNR), Bob’s Discount Furniture and Side by Side Services. She is also a Board of Trustee member of Exploratorium. We believe Ms. Carbone is well suited to serve on our Board of Directors given her extensive experience in financial and accounting matters, her extensive experience in advising other organizations and her experience as a director of a public company.
Joon Kyung Kim has served as a director of DZS since January 6, 2020. Mr. Kim brings to DZS’s board more than 36 years of experience in audit and advisory services with KPMG. Prior to joining DZS, Mr. Kim served as the National Partner in Charge of KPMG’s Korean practice, a role to which he was appointed in 2005. During his career at KPMG, he progressed through various financial statement audit roles, developing expertise in financial statement audits, operational reviews and special audits of specified areas of operations, regulatory supervisory advice, credit reviews, performance improvement, and internal control related advisory services, and in 1999 was promoted to Partner. Mr. Kim serves on the board of directors of Hope Bancorp, Inc. (NASDAQ: HOPE), the holding company for Bank of Hope, a super-regional bank with over $17 billion in assets.  Mr. Kim holds a Bachelor of Science degree in Business Administration from the University of California, Berkeley and is a Certified Public Accountant. We believe Mr. Kim is well suited to serve on our Board of Directors given his extensive experience in financial and accounting matters, his leadership experience and his experience as a director of a public company.

Continuing Class II Directors with Terms Expiring 2024
Matt W. Bross has served as a director of DZS since January 1, 2021. Mr. Bross has led a long and distinguished career in the global telecom and technology industries – having previously served as CEO of BT Innovate, Global CTO and President of Huawei Technologies, CTO of Williams Communications (Lumen) and CEO and Director of Rift.io. Today, he serves on the board of Axellio Inc., a provider of high-performance network packet capture, storage, and analysis solutions, is the Chairman of the Global Information Infrastructure Commission (GIIC) and general partner in Cloud Scale Capital Partners. Mr. Bross has previously served on the board of Sonus Networks (Ribbon Communications), the East West Institute, the Alliance for Telecommunications Industry Solutions (ATIS), and CTIA, the trade association representing the U.S. wireless communications industry. He is a Cambridge University Pembroke College, William Pitt Fellow, and a global advisor regarding 5G, IOT, Blockchain, AI, and Virtualization. Mr. Bross is also a Member of IEEE Future Technology Committee, and he formerly led the World Economic Forum "Technology Pioneer Program." We believe Mr. Bross is well suited to serve on our Board of Directors given his extensive knowledge and experience in the telecommunications industry.
David Schopp has served as a director of DZS since 2018. Mr. Schopp has served as the Operating Partner for the private equity firm Stonebridge Partners since 2004 and is also a General Partner in Stonebridge Partners Equity Fund IV, L.P. Mr. Schopp was previously President and Chief Executive Officer of Orbis Corporation, a division of Menasha Corp., a manufacturer of plastic returnable containers and logistics management. Prior to Orbis, he was Vice President and General Manager of Promo Edge, also a division of Menasha Corp. Mr. Schopp has built and sold several of his own portfolio companies including US Sample Company, Bates Inc., and Congress Packaging. He was previously a consultant with Booz Allen Hamilton Inc. Mr. Schopp is currently Chairman of the Board of Directors of Specialty Bakers, a commercial bakery, and has held numerous prior board positions, including as Chairman of the Board of Directors of Cast-Crete, American Dryer Corporation, Inland Pipe Rehabilitation, Alpine Engineering, Corbi Plastics and Hydraulex Global. Mr. Schopp holds both a B.S. and M.S. in Aeronautical Engineering from Rensselaer Polytechnic Institute. We believe that Mr. Schopp is a superior business leader who understands our company’s vision to empower global advancement and his experience building companies and advising Fortune 500 companies is valuable to DZS as we lead the way to the new generation of broadband and mobile transport solutions.
Choon Yul Yoo has served as a director of DZS since August 8, 2019. Since March 1999, Mr. Yoo has served as the Chief Operating Officer of DNI. Additionally, Mr. Yoo previously served as the Chief Executive Officer of DMC Co., Ltd., an auto parts manufacturing company and affiliate of DNI, and served as the Chief Executive Officer and director of Solueta Co., Ltd., a provider of electromagnetic interference and electromagnetic compatibility solutions. Mr. Yoo also previously served as Chief Executive Officer of DNS Korea from April 2015 until September 2016, when DNS Korea was acquired by the Company. Mr. Yoo holds a Bachelor of Science degree in Mechanical Engineering from Dongyang Technical College.  We believe that Mr. Yoo is well suited to serve on our Board of Directors given his extensive leadership experience and his knowledge of DNS Korea’s operations.
Continuing Class III Directors with Terms Expiring 2025
Min Woo Nam has served as the Chairman of the Board of Directors of DZS since 2016. Mr. Nam currently serves as the Chief Executive Officer and Chairman of the Board of Directors of DNI, a position he has held since March 1993. Mr. Nam currently serves as a director of TL International Inc. and Capstone Partners Inc. He previously served as the Chief Executive Officer of Korea Ready System and Dasan Engineering Co., Ltd. His work has included export of technical services to Silicon Valley, California since 1999. Mr. Nam served as General Chairman of the International Network of Korean Entrepreneurs from 2004 until 2006, and has served as Director of the Korea Entrepreneurship Foundation since November 2011. Previously, he served as Chairman of the Korean Venture Business Association. Mr. Nam completed his B.E. in Mechanical Engineering from Seoul National University in 1984. We believe Mr. Nam is well suited to serve as the Chairman of our Board of Directors given his extensive experience serving in chief executive officer and chairman roles and his in-depth knowledge of the telecommunications industry.
Charles D. Vogt joined DZS as President, Chief Executive Officer and as a director in 2020. A lifelong entrepreneur, Mr. Vogt has spent the past two decades building and leading organizations through high growth and rapid change in challenging and competitive environments. Prior to joining the Company, Mr. Vogt was most recently President, Chief Executive Officer and a Director of ATX Networks, a leader in broadband access and media distribution, where he led the company through extensive transformation and growth since February 2018. From July 2013 to January 2018, Mr. Vogt served as President, Chief Executive Officer and a Director of Imagine Communications, where he directed the company through revolutionary change as it evolved its core technology, including large-scale restructuring and rebranding and multiple technology acquisitions as he implemented a disruptive vision and growth strategy. Before joining Imagine Communications, Mr. Vogt was President, Chief Executive Officer and a Director of GENBAND (today known as Ribbon Communications), where he transformed the company from a startup to the industry’s global leader in voice over IP and real-time IP communications solutions. His professional career has also included leadership roles at Taqua (Tekelec), Lucent Technology (Nokia), Ascend Communications (Lucent), ADTRAN, Motorola and IBM. Mr. Vogt was previously a board member for Stryve Foods, Inc. (NASDAQ: SNAX). Mr. Vogt received his B.S. in Economics and Computer Science from Saint Louis University. We believe Mr. Vogt is well suited to be our Chief Executive Officer and serve on our Board of Directors given his extensive chief executive officer experience, his expertise in the business arena, and his in-depth knowledge of the telecommunications industry.
Board Leadership Structure
Different individuals serve as Chairman of the Board of Directors, Lead Independent Director and Chief Executive Officer. The Chairman is Mr. Min Woo Nam, who presides over meetings of the Board of Directors and the stockholders, reviews and approves meeting agendas, meeting schedules and other information, as appropriate, consults on stockholder engagement and governance matters, and performs such other duties as the Board of Directors requires from time to time. The Lead Independent Director is Mr. David Schopp, who presides over meetings of the Board of Directors at which the Chairman is not present, serves as the principal liaison between the Chairman and the independent directors, reviews and approves meeting agendas, meeting schedules and other information, recommends for selection to the membership and chairman positions for each Board committee and interviews all director candidates, and, as appropriate, consults on stockholder engagement matters. The Chief Executive Officer is Mr. Charles D. Vogt, who focuses on operating and managing the Company. Our Board of Directors believes that this separation of the positions of Chairman, Lead Independent Director and Chief Executive Officer

reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company, leverages the Chairman’s and Lead Independent Director’s experience and perspectives, and enhances the effectiveness of the Board of Directors as a whole.
The Board believes that maintaining a healthy mix of qualified independent, non-management, and management directors on the Board is an integral part of effective corporate governance and management of the Company. The Board also believes that the current leadership structure strikes an appropriate balance between independent directors, management directors, and directors affiliated with DNI, the Company’s largest stockholder, which allows the Board to effectively represent the best interests of the Company’s entire stockholder base.
Board Independence
The Board of Directors has affirmatively determined that each of Matt W. Bross, Barbara Carbone, Joon Kyung Kim, and David Schopp are independent under the criteria established by The Nasdaq Stock Market, or Nasdaq, for independent board members. At the conclusion of the regularly scheduled Board of Directors meetings, the independent directors have the opportunity to and regularly meet outside of the presence of our management. In addition, each member of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee is currently an independent director in accordance with Nasdaq standards.
Board Diversity
The Board utilizes a thoughtful approach to board composition to ensure that the composition of the Board reflects the Company’s efforts and commitment to achieving diversity, including with respect to age, gender, race and ethnicity. The table below provides certain information regarding the composition of our Board. Each of the categories listed in the table below has the meaning given it in Nasdaq Rule 5605(f).

Board Diversity Matrix (as of December 31, 2022)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	6
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian		3
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	3
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background
Committee Composition
Our Board of Directors has the following four standing committees: (1) Audit Committee, (2) Compensation Committee, (3) Corporate Governance and Nominating Committee and (4) Strategy Committee. The current membership and the function of each of the committees are described below. Each of the committees operates under a written charter that can be found on the “Governance” section of our website at https://investor.dzsi.com/governance/governance-documents/default.aspx.

Director	Independence	Financial Expert	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Strategy Committee
Matt W. Bross	Independent	—	—
Barbara Carbone	Independent				—	—
Joon Kyung Kim	Independent					—
Min Woo Nam	—	—	—	—	—
David Schopp	Independent	—		—
Choon Yul Yoo	—	—	—	—	—	—
Charles D. Vogt	—	—	—	—	—	—
Number of Meetings in 2022			7	6	2	1
 Member    Chairperson    Financial Expert

Audit Committee
The Audit Committee reviews the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from our management, and our annual and quarterly financial statements. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. In addition, the Audit Committee reviews and approves any related-party transactions. The responsibilities and activities of the Audit Committee are described in greater detail in the section entitled “Audit Committee Report.”
Each member of the Audit Committee is an independent director under the criteria established by Nasdaq and SEC rules. Our Board of Directors has also determined that each of Barbara Carbone and Joon Kyung Kim qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to the experience and understanding of our Audit Committee members with respect to certain accounting and auditing matters. The designation does not impose upon them any duties, obligations or liabilities that are greater than are generally imposed on them as a member of the Audit Committee and the Board of Directors, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.
Compensation Committee
The Compensation Committee is responsible for reviewing all components of executive officer and director compensation and benefits and establishing and monitoring policies governing the compensation of executive officers and directors. In carrying out these responsibilities, the Compensation Committee is responsible for reviewing and approving the performance objectives relevant to compensation, determining salary, bonus and other incentive-based compensation, and approving equity-based compensation for executive officers. The Compensation Committee may delegate its authority to others so long as it is acting within the scope of the powers and responsibilities delegated to it by the Board of Directors. The objectives of the Compensation Committee are to correlate executive officer compensation with our business objectives and financial performance, and to enable us to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Compensation Committee seeks to reward executive officers in a manner consistent with our annual and long-term performance goals, and to recognize individual initiative and achievement among executive officers.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee develops and reviews corporate governance principles applicable to the Company, identifies individuals qualified to serve as directors, selects or recommends nominees to the Board of Directors for the election of directors, and advises the Board of Directors with respect to Board of Directors and committee composition. The Corporate Governance and Nominating Committee is also responsible for reviewing with the Board of Directors from time to time the appropriate skills and characteristics required of Board of Directors members in the context of the current size and make-up of the Board of Directors.
In selecting or recommending nominees for election to the Board of Directors, the Corporate Governance and Nominating Committee conducts inquiries into the background and qualifications of any potential nominees, including, but not limited to, professional experience, viewpoint, age, education, skills (such as understanding of manufacturing, technology, finance and marketing) and international background. The Corporate Governance and Nominating Committee recognizes the value of cultivating a Board of Directors with a diversity of backgrounds and experiences for a more balanced and wide-ranging discussions in the boardroom, which we believe enhances the decision-making process. Our stockholders also recognize the value of having diverse representation and a variety of viewpoints on the Company’s Board of Directors.
The Corporate Governance and Nominating Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. The same criteria are used by the Corporate Governance and Nominating Committee to evaluate all candidates, whether he or she was recommended by a director, management or a stockholder. To recommend a prospective nominee for the Corporate Governance and Nominating Committee’s consideration, stockholders should submit the candidate’s name and qualifications to our Corporate Secretary in writing at the following address: DZS Inc., Attention: Corporate Secretary, 5700 Tennyson Parkway, Suite 400, Plano, Texas 75024. When submitting candidates for nomination to be elected at the annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by our bylaws.
In evaluating the qualification of candidates for potential nomination to the Board of Directors, the Corporate Governance and Nominating Committee reviews the background and qualification of each candidate, engages in internal discussions, interviews with selected candidates and assesses such candidate’s potential to make positive contributions that are responsive to the needs of DZS. In addition, the Corporate Governance and Nominating Committee is committed to consideration of qualified directors of diverse gender, race, age, color, religion, national origin, sexual orientation, genetic information, marital status, disability or covered veterans’ status. There is no specific criteria or minimum qualifications that a nominee must possess; our Corporate Governance and Nominating Committee reviews each candidate in the context of the current and anticipated needs of the Board of Directors and our business at a particular point in time. As a result, the priorities and emphasis of the Corporate Governance and Nominating Committee and of the Board of Directors may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board of Directors members. Therefore, while the Corporate Governance and Nominating Committee is focused on the achievement and the ability of potential nominees to make a positive contribution with respect to such factors, it has not established any specific minimum criteria or qualifications that a nominee must possess. Upon the identification of a qualified candidate, the Corporate Governance and Nominating Committee would select, or recommend for consideration by the full Board of Directors, such candidate as a nominee for election to the Board of Directors.
Strategy Committee
The Strategy Committee assists and advises in the strategic planning process for the Company and in developing long-term strategic plans for the Company. The Strategy Committee also evaluates strategic actions, including strategic investments, acquisitions, divestitures, financing strategies and assesses such actions for strategic alignment and short and long-term impact on the Company’s objectives and stockholder value, among other things. The Strategy Committee reviews the Company’s performance and progress with respect to the execution of its strategies and related impacts on the Company’s objectives and stockholder value.
Director Attendance at Board Meetings and Annual Meetings of Stockholders
During the fiscal year ended December 31, 2022, the Board of Directors of DZS held 7 meetings. Each director attended or participated in at least 75% of the meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served, in each case during the period for which he was a director or a committee member. In addition to meetings, the Board of Directors and its committees sometimes took action by unanimous written consent in lieu of a meeting, which is permitted under Delaware corporate law.
We endeavor to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. Three of our directors attended last year’s annual meeting of stockholders.
Board of Directors’ Role in Risk Oversight
The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and discusses our policies with respect to risk assessment and risk management. The Corporate Governance and Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. The Strategy Committee is responsible for overseeing the Company’s business strategy and make recommendations to the Board on the Company’s strategic direction and objectives.
The Board of Directors’ role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next Board of Directors meeting. This enables the Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Communications with the Board of Directors
Any stockholder wishing to communicate with any of our directors regarding corporate matters may write to the director, c/o Corporate Secretary, DZS Inc., 5700 Tennyson Parkway, Suite 400, Plano, Texas 75024. The Corporate Secretary will forward these communications directly to the director(s). However, certain correspondence such as spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material may be forwarded elsewhere within the Company for review and possible response.
Executive Officers
Information regarding each of the Company’s executive officers and their relevant business experience is summarized below.
Charles D. Vogt
Chief Executive Officer
See “Board Composition - Continuing Class III Directors with Terms Expiring 2025” above for information about Mr. Vogt.
Misty Kawecki
Chief Financial Officer
Misty Kawecki (49) serves as Chief Financial Officer of DZS, bringing over 24 years of finance and accounting experience to the CFO role. Previously, Ms. Kawecki served as CFO and Head of Operations for MediaKind and prior to that, she was VP, Finance and Corporate Controller at Imagine Communications. She also served as Senior Vice President, Finance and Corporate Controller at GENBAND and Senior Director, WW Revenue Controller at McAfee (Intel). She started her career at Big 4 accounting firm EY. Ms. Kawecki has a Master of Science degree in Accounting from Texas Tech University. She is a Certified Public Accountant in the state of Texas.
Miguel Alonso
Chief Product Officer
Miguel Alonso (55) serves as Chief Product Officer at DZS. In this role, Mr. Alonso is responsible for product strategy, product management, technology, quality and engineering across the Access Edge, Home Edge, Mobile & Optical Edge and Cloud Software teams. Before joining DZS, Mr. Alonso served as Vice President of Cloud Products at Calix, where he led the company’s transformation from hardware products to cloud, software, and systems platforms. Mr. Alonso has also served in multiple senior product management, marketing, and sales executive positions at Nortek Control, mandal.ai, and Advanced Fibre Communications (AFC). Mr. Alonso holds an Engineering Degree in Telecommunications from the Universitat Politècnica de Catalunya (Spain).
Tom Carter
Chief Customer Officer for the Americas and EMEA
Tom Carter (61) serves as the Chief Customer Officer for the Americas and EMEA at DZS with responsibilities for leading the sales organizations in these regions. He leverages a deep track record of global executive sales and strategic business leadership in building high-performance organizations that consistently surpass revenue targets. Mr. Carter excels at driving global sales growth for leading-edge technologies and solutions, transforming businesses to deliver significant value for investors and building upon extensive relationships with numerous tier 1 communications service provider executives around the world. An industry veteran with more than 30 years’ experience, Mr. Carter most recently led global sales at Ciena’s software business unit Blue Planet and previously held senior sales leadership roles at Sandvine and F5 Networks. He holds a US PATENT (7,804,821 B2P) for circuit switched cellular network to internet calling with internet antennas. Mr. Carter earned a business degree from the University of Alberta.
Justin K. Ferguson
Chief Legal Officer
Justin K. Ferguson (45) serves as Chief Legal Officer at DZS, responsible for the company’s global legal activities and policies. In addition, Mr. Ferguson serves as Corporate Secretary to the Board of Directors and is responsible for all corporate governance matters and brings more than 20 years of legal experience which includes advising companies in the telecom, technology and cloud security space. Prior to joining DZS, Mr. Ferguson was Executive Vice President, General Counsel and Corporate Secretary to Ribbon Communications Inc. Prior to Ribbon, Mr. Ferguson served as Vice President, General Counsel and Corporate Secretary of Zix Corporation, a Nasdaq listed company that provides email and cloud security solutions. Mr. Ferguson began his career as a corporate attorney at the law firms of Weil, Gotshal & Manges LLP and Baker Botts L.L.P. Mr. Ferguson received a Juris Doctorate degree from Texas Tech University School of Law and a Bachelor’s degree in Business Administration from Texas Tech University. He is a member of the State Bar of Texas.

Norman L. Foust
Senior Vice President of Global Supply Chain
Norman L. Foust (57) serves as Senior Vice President of Global Supply Chain and is responsible for the strategic direction, transformation and execution of vendor procurement, supply chain management, manufacturing and logistics. Mr. Foust’s operations expertise in the telecom industry spans more than three decades, pioneering the evolution of manufacturing and supply chain through automation and AI Robotics technology. Mr. Foust has spent 20 years in leadership positions with trend-setting access networking companies scaling manufacturing and supply chain. Most recently, Mr. Foust was the Vice President of Operations at Vicarious FPC, an A.I. Robotics Automation company. Prior to Vicarious, he led operations with Cyan (acquired by Ciena), Calix, AFC and DSC Communications.
Deok Yeon Won
Chief Customer Officer – Asia
Deok Yeon Won (60) serves as Chief Customer Officer – Asia, and previously served as Chief Product Officer at DZS and President of DNS Korea in connection with the Merger of Zhone Technologies and DASAN Networks. Mr. Won brings over thirty years of experience in the telecommunications marketplace across several disciplines, including executive management, engineering and sales. Prior to his roles with DZS, Mr. Won held various executive positions at LG and Cisco Systems. Mr. Won holds an MBA from KAIST (Korea Advanced Institute of Science and Technology), and a BS from Seoul National University.

PROPOSAL 1:
ELECTION OF DIRECTORS
Overview
Our Board of Directors has fixed the number of authorized directors at seven. In accordance with our certificate of incorporation, our Board of Directors is divided into three classes that are as nearly equal in number as is practicable, with Class I consisting of two members, Class II consisting of three members, and Class III consisting of two members. At each annual meeting of stockholders, the stockholders elect one class of directors to serve a three-year term.
Class I, the class of directors whose term expires at the 2023 annual meeting of stockholders, currently consists of two persons. In accordance with the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has unanimously nominated Barbara Carbone and Joon Kyung Kim, the two incumbent directors whose terms expire at 2023 annual meeting of stockholders, to stand for reelection to the Board of Directors. Ms. Carbone and Mr. Kim have been nominated to serve as directors until the 2026 annual meeting of stockholders or until their respective successors have been duly elected and qualified. Information regarding the background and qualification of each nominee for re-election to the Board of Directors is included above in “Corporate Governance Principles and Board Matters–Class I Directors Standing for Re-Election at this Annual Meeting”.
Unless proxy cards are otherwise marked, the persons named as proxies will vote all shares represented by signed and returned proxy cards received for the election of Ms. Carbone and Mr. Kim. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, then the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board of Directors to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve if elected as a director. Abstentions and broker non-votes will have no effect on the vote.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends that you vote “FOR” the election of Barbara Carbone and Joon Kyung Kim as Class I Directors.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Overview
The Audit Committee selected Ernst & Young LLP (“EY” or “Ernst & Young”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Representatives of EY have been invited to attend the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Stockholder ratification of the selection of EY as our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of EY to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. If the selection is not ratified, the Audit Committee will reconsider whether or not to retain EY, and may retain that firm or another without re-submitting the matter to the stockholders.
Change in Accountants
On June 7, 2021, following receipt and review of a number of proposals from independent registered accounting firms, including Grant Thornton LLP (“GT”), GT was dismissed as the Company’s independent registered public accounting firm. The Company notified GT on June 7, 2021 that it would be dismissed as the Company’s independent registered public accounting firm, effective immediately. The decision to change independent registered public accounting firms was approved by the Audit Committee. GT’s reports on the Company’s financial statements for the year ended December 31, 2020 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. On June 7, 2021, the Audit Committee approved the appointment of EY as the Company’s new independent registered public accounting firm, effective upon the dismissal of GT on June 7, 2021.
As previously reported on the Current Report on Form 8-K filed with the SEC on June 10, 2021, during the interim period from January 1, 2021 through June 7, 2021, there were no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated under the Exchange Act and the related instructions thereto (“Regulation S-K”), with GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GT, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. Also during the interim period from January 1, 2021 through June 7, 2021, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto.
We provided GT with a copy of the Current Report on Form 8-K reporting the change in auditor before filing the Form 8-K with the SEC on June 10, 2021, and requested that GT furnish us with a letter addressed to the SEC stating whether or not GT agreed with the above statements and stating the respects, if any, in which GT did not agree with such statements. The letter from GT was filed as Exhibit 16.1 to the Form 8-K.
Principal Accounting Fees and Services
The following is a summary of EY’s fees for professional services rendered to the Company for the years ended December 31, 2022 and 2021, respectively:

Fee Category	2022 Fees	2021 Fees
Audit Fees	$1,985,300	$1,667,271
Audit-Related Fees	254,825	—
Tax Fees	124,710	123,075
All Other Fees	3,827	8,000
Total	$2,368,662	$1,798,346
Audit Fees. This category includes the audit of our annual financial statements, review of financial statements, audit of our internal control over financial reporting, review of our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. This category consists of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not reported above as “Audit Fees.” These services include accounting fees in connection with a registration statement.
Tax Fees. This category consists of professional services rendered by Ernst & Young, primarily in connection with tax compliance, tax planning and tax advice activities. These services include assistance with the preparation of tax returns, claims for refunds, value added tax compliance, and consultations on state, local and international tax matters.
All Other Fees. This category consists of fees for products and services other than the services reported above, principally including accounting tool subscription services.

Pre-Approval Policy of the Audit Committee
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All fees shown in the table above were pre-approved in accordance with the policies described above.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

PROPOSAL 3:
APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF
INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES
OF COMMON STOCK
Overview
Our Restated Certificate of Incorporation, as further amended (the “Charter”) currently authorizes us to issue a total of 36,000,000 shares of common stock, par value $.001 per share (the “Common Stock”) and 25,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”). Our Board of Directors has approved, and is seeking stockholder approval of, an amendment to the Charter (the “Amendment”) to implement an increase in the number of shares of authorized Common Stock from 36,000,000 to 72,000,000.
On April 3, 2023, our Board of Directors unanimously determined that the Amendment is advisable and in the best interest of the Company and our stockholders and recommended that our stockholders approve the Amendment. In accordance with the General Corporation Law of the State of Delaware, we are hereby seeking approval of the Amendment by our stockholders.
No other changes to the Charter are being proposed, and the Amendment will not modify the number of shares held by, or the rights of, existing stockholders.
The full text of the proposed Amendment is attached to this proxy statement as Appendix A.
Reasons for the Authorized Shares Amendment
The Board of Directors is proposing the Amendment to increase the number of authorized shares of our Common Stock in order to provide the Company with the ability to raise the capital necessary to continue and grow its operations and to allow the Company to align the interests of its stockholders and its employees by means of the Company’s stock-based incentive compensation program.
Of the 36,000,000 shares of Common Stock that are currently authorized to be issued under the Charter, as of April 3, 2023, 31,102,434 shares are issued and outstanding and 4,067,558 shares are reserved for issuance under our equity plans. Of the 25,000,000 shares of Preferred Stock that are currently authorized to be issued under the Charter, none are issued and outstanding, and there are currently no outstanding rights to acquire any Preferred Stock.
The Board of Directors believes that the current ratio of issued shares to authorized shares of 86% is restrictive and not in line with similar technology companies, which we believe to be an average of 43%. The proposed increase in the number of authorized shares of Common Stock to 72,000,000 will lower our issued shares to authorized shares ratio to 43% and will provide sufficient reserves of authorized but unissued shares (i.e., 40,897,566 shares of Common Stock and 25,000,000 shares of Preferred Stock) to generally support our growth and to provide flexibility for future corporate needs, including but not limited to grants under our equity compensation plans, stock splits, financings, potential strategic transactions, as well as other general corporate transactions. The additional authorized shares would enable us to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular insurance.
Increasing the number of shares of Common Stock will not alter the number of shares of Common Stock presently issued and outstanding or reserved for issuance and will not change the relative rights and privileges of the shares of Common Stock previously authorized, issued and outstanding.
Potential Adverse Effects of Proposed Amendment
If this Amendment is adopted, the additional authorized shares of Common Stock can be issued or reserved with the approval of the Board of Directors at times, in amounts, and upon terms that the Board of Directors may determine, without additional stockholder approval, except as may be required by applicable law. The issuance of any of the additional authorized shares of Common Stock may dilute the proportionate ownership and voting power of existing stockholders, and their issuance, or the possibility of their issuance, may depress the market price of our Common Stock. Other than pursuant to the terms of our outstanding stock options and restricted stock units, we do not have any existing plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares of Common Stock.
The availability of additional authorized but unissued shares of Common Stock and Preferred Stock may enable our Board of Directors to render it more difficult, or discourage an attempt to obtain control of the Company, which may adversely affect the market price of our Common Stock. If in the due exercise of its fiduciary obligations, for example, our Board of Directors were to determine that a takeover proposal were not in our best interests, such shares could be issued by the Board without stockholder approval in (i) one or more private placements or other transactions that might prevent, render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group or creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent Board or (ii) an acquisition that might complicate or preclude the takeover. This proposal is not prompted by any specific effort or takeover threat currently perceived by management.
Risks of Non-Approval
Given that approximately 98% of our currently authorized Common Stock as of April 3, 2023 were either issued and outstanding, or shares reserved for issuance, if the stockholders do not approve the Amendment, we may (i) be precluded from pursuing a wide range of potential corporate opportunities that might require working capital, additional financing or otherwise be in the best interests of our stockholders or (ii) struggle to hire or retain employees. Any of these could have a material adverse effect on our business and prospects.

Effectiveness of the Authorized Shares Amendment
If the Amendment is approved by our stockholders, it will become effective upon the acceptance by the Secretary of State of the State of Delaware of the filing of the Amendment. Such filing is expected to occur promptly after stockholder approval of this proposal. If the Amendment is not approved, the Charter would remain unchanged, and the number of authorized shares of Common Stock and Preferred Stock would remain 36,000,000 and 25,000,000, respectively. Other than as described herein, this proposed Amendment effects no other changes to the Charter, other than the elimination of a provision related to a reverse stock split which occurred on February 28, 2017, which provision is no longer relevant.
Vote Required
The affirmative vote of a majority of our outstanding shares of Common Stock is required to amend the Charter to increase the number of authorized shares of our Common Stock to 72,000,000.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the amendment to the Charter to increase the number of authorized shares of Common Stock to 72,000,000.

PROPOSAL 4:
AN ADVISORY VOTE ON A NON-BINDING RESOLUTION TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED
IN THIS PROXY
Overview
Our Compensation Committee has described our compensation philosophy in the Compensation Discussion and Analysis contained in this proxy statement. Stockholders are encouraged to read the Compensation Discussion and Analysis, which also discusses how our compensation programs implement our compensation philosophy, as well as the Summary Compensation Table and other related tables and narrative disclosure, which describe the compensation of all individuals who served as our chief executive officer or our chief financial officer during any part of 2022 and the other three most highly compensated executive officers of the Company in 2022 who were serving as executive officers at the end of 2022 (our "named executive officers") set forth under "Executive Compensation" below. The Compensation Committee and the Board of Directors believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving our compensation goals, and that the compensation of our executive officers in 2022 reflects and supports these compensation policies and procedures.
What am I Voting On?
As required pursuant to Section 14A of the Exchange Act, stockholders are being asked to vote on the following resolution:
RESOLVED, the stockholders of DZS Inc. approve, on an advisory basis, the compensation of the company's named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and related disclosures contained in the section of the proxy statement for the 2023 Annual Meeting of Stockholders captioned "Executive Compensation".
Is This Vote Binding on the Board of Directors?
This advisory vote on executive compensation, commonly referred to as a 'say-on-pay' advisory vote, is not binding on our Board of Directors. However, the Board of Directors and Compensation Committee will take into account the results of the vote when determining future executive compensation arrangements.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends that you vote “FOR” adoption of the resolution approving the compensation of our named executive officers.

PROPOSAL 5:
A NON-BINDING ADVISORY VOTE TO DETERMINE THE FREQUENCY
OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS
Overview
Section 14A of the Securities Exchange Act of 1934 requires that, every six years, we provide stockholders with a vote on how frequently we will submit the non-binding advisory vote on compensation of our named executive officers (the "say-on-pay" vote) to our stockholders in the future. We last submitted a vote on the frequency of future say-on-pay votes to our stockholders in 2017, when, in keeping with the recommendation of our Board of Directors, our stockholders expressed a preference that future say-on-pay votes be held every three years. Consistent with that preference, our Board of Directors has held a say-on-pay vote every three years since 2017.
Our Board of Directors concluded that an advisory vote every three years to obtain stockholder feedback is appropriate for our organization. If we conclude over the next several years that a vote every three years is not a useful tool for the maintenance of our compensation structure that rewards both short-term execution and long-term strategy, we will so advise our stockholders and reduce the frequency as so allowed. We believe this approach is consistent with the type of open and transparent dialogue we strive to have had with our stockholders.
What am I Voting On?
Stockholders are being asked to vote on a resolution to determine, on an advisory basis, whether the frequency of the say-on-pay vote should be (i) every one year, (ii) every two years, or (iii) every three years. The frequency with the greatest number of votes will be deemed the choice of the stockholders.
Is This Vote Binding on the Board of Directors?
Although this advisory vote on the frequency of the say-on-pay vote is not binding on our Board of Directors, the Board or Directors and Compensation Committee will take into account the result of the vote when determining the frequency of future say-on-pay votes.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends a vote of “3 YEARS” on the frequency of future executive compensation votes.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
Our compensation and benefits programs are designed to reward and retain employees, including our named executive officers (“NEOs”) in a manner that best aligns employees’ interests and stockholders’ interests. We accomplish this goal by a combination of cash compensation, including a base salary and performance bonuses, and equity awards, which create significant upside potential for strong performance, as well as downside exposure for underperformance. NEOs with greater responsibilities and ability to directly impact our long-term results have a greater participation in these equity awards, and therefore have more risk based on the achievement of the Company’s goals and results.
The following discussion describes and analyzes our compensation objectives and policies as well as the material components of our compensation program for our NEOs during 2022. Our NEO’s for 2022 were:
•Charles D. Vogt, President and Chief Executive Officer
•Misty Kawecki, Chief Financial Officer
•Justin K. Ferguson, Chief Legal Officer
•Norman L. Foust, Senior Vice President of Global Supply Chain
•Miguel Alonso, Chief Product Officer
Compensation Philosophy
We strive to find the best talent, resources and infrastructure to serve our customers and key stakeholders, and execute on our strategy as a global provider of access and optical networking infrastructure and cloud software solutions. Our goal is to attract and retain highly qualified executives to manage and oversee each of our business functions. We seek out individuals who we believe will be able to contribute to our business, long-term success, culture, principles and values and who will promote the long-term interests and growth of our Company. Our compensation philosophy is intended to create a high-performance, outcome-driven and principled culture by holding leaders accountable for delivering results. In addition, we believe that our compensation policies and programs are appropriately balanced, reinforcing both short-term and long-term results, and as such they do not incentivize behavior that could have a material adverse effect on the Company.
Our executive compensation program is designed to be market competitive, emphasize pay for performance, share risks and rewards with our stockholders, and reflect our principles and values. Our executive compensation program includes the following components:
•base salary;
•incentive-based cash compensation;
•grants of long-term equity awards; and
•health, welfare and retirement benefits.
Role of Our Compensation Committee
Our Compensation Committee approves our executive compensation and all of our executive benefit plans and policies. The Compensation Committee is appointed by the Board of Directors and consists entirely of directors who are non-employee directors for purposes of Rule 16b-3 of the Exchange Act. In 2022, our Compensation Committee approved the compensation for all of our NEOs. Our Chief Executive Officer assesses NEO individual performance and compensation, excluding his own performance and compensation, each year and makes recommendations regarding each element of NEO compensation to the Compensation Committee. The Compensation Committee evaluates the performance of the Chief Executive Officer and determines and approves his compensation based on such evaluation. The Compensation Committee also has oversight over compensation of senior management and the effectiveness of our executive compensation and benefits programs.
Competitive Market Review
Our Compensation Committee determines compensation for our NEOs in large part based upon its assessment of competitive market data and individual executive roles and responsibilities to pursue our short and long-term strategy. In setting executive compensation for 2021, our Compensation Committee engaged Korn Ferry to review our NEOs’ compensation, as well as the mix of elements used to compensate our NEOs, and compared that to a peer group and survey data from global technology companies with revenues of $200 million to $500 million. The Compensation Committee determined that Korn Ferry is independent and that there is no conflict of interest in retaining their services. Based on its review, the Compensation Committee made revisions to our executive compensation program to be more consistent with market practices.
Peer Group
The criteria for determining the peer group in the Korn Ferry report consisted of comparable companies within the communications equipment industry, and with revenue between $200 million and $4.5 billion and market capitalizations between $249 million and $11.7 billion. Our 2021 peer group consisted of the following companies:
•Adtran Inc.;
•Applied Optoelectroncis Inc.;
•Aviat Networks, Inc.;
•Calix, Inc.;
•Casa Systems, Inc.;

•Ciena Corp.;
•Digi International Inc.;
•Extreme Networks Inc.;
•F5 Networks, Inc.;
•Harmonic Inc.;
•Infinera Corp.;
•Juniper Networks Inc; and
•Ribbon Communications, Inc.
Base Salary
Base salaries for our NEOs are established based on the scope of their responsibilities, individual contribution, prior experience, sustained performance and anticipated level of difficulty of replacing the employee with someone of comparable experience and skill. Decisions regarding salary increases take into account the executive’s current salary and the amounts paid to the NEOs’ peers outside the Company. In addition to considering the competitive pay practices of our peer group of companies, we also consider the amounts paid to a NEO’s peers internally by conducting an internal pay equity analysis which compares the pay of each NEO to other members of the management team. Base salaries are reviewed periodically, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is contingent on the achievement of performance objectives.
As of December 31, 2022, the base salaries for our named executive officers were as follows: Charles D. Vogt $600,000, Misty Kawecki $300,000, Justin K. Ferguson $325,000, Norman L. Foust $250,000 and Miguel Alonso $235,000.
Annual Bonus Plan
Mr. Vogt, Ms. Kawecki, Mr. Ferguson, Mr. Foust and Mr. Alonso are eligible to participate in a DZS annual bonus program, to be earned and paid quarterly. The Compensation Committee evaluates and approves bonus payments, if any, on a quarterly basis by reviewing the Company’s overall results against the annual budget as approved by the Board of Directors with respect to various financial metrics as well as individual key performance goals. As of December 31, 2022, Mr. Vogt’s target quarterly bonus is $150,000, Ms. Kawecki’s target quarterly bonus is $37,500, Mr. Ferguson’s target quarterly bonus is $40,625, Mr. Foust’s target quarterly bonus is $31,250, and Mr. Alonso’s target quarterly bonus is $29,375. For 2022, the Compensation Committee determined that the financial metrics under the annual bonus program would be based on two metrics – 50% weighted on the Company’s revenue and 50% weighted on the Company’s adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), but, for purposes of the Adjusted EBITDA calculation and taking into account (for 2022 only) the unusual and extreme nature of foreign currency exchange fluctuations during 2022, excluding any impacts as a result of foreign currency exchange fluctuations.
We define Adjusted EBITDA as net income (loss) plus (i) interest expense, net, (ii) other income and expense, (iii) provision (benefit) for taxes, (iv) depreciation and amortization, (v) stock-based compensation, and (vi) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, impairment of goodwill, intangibles or long-lived assets, loss on debt extinguishment, legal costs related to certain litigation, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, any of which may or may not be recurring in nature.
Following completion of each quarter, the Compensation Committee determined the quarterly cash bonus payout for each executive officer. Such payout was calculated by multiplying the aggregate percentage achievement of the two financial metrics for each quarter by the bonus target for each such executive officer, subject to any adjustments determined appropriate by the Compensation Committee as described below. Any achievement for an applicable quarter in excess of 100% is not paid out until the end of the year.
The performance targets relating to the Company’s revenues and Adjusted EBITDA under the annual bonus plan for each of the executive officers, as well as the actual results of these financial measurements for 2022, were as follows:

	ANNUAL BONUS PLAN
	Target Bonus Metrics (in millions USD)
	Company Payout	Minimum	Target	Maximum	Actual '22	FX		Calculated
	Performance Metric	25%	100%	200%	Results	Impact	22 Results	Payout	Weighting
First Quarter 2022	Revenues	79.74	88.60	99.68	77.04	1.13	78.17	0%	12.5%
	Adjusted EBITDA	(1.58)	0.80	4.37	(0.23)	0.43	0.20	69%	12.5%
Second Quarter 2022	Revenues	82.83	92.03	103.53	91.08	4.96	96.04	135%	12.5%
	Adjusted EBITDA	1.95	5.00	9.22	(3.17)	2.69	(0.48)	0%	12.5%
Third Quarter 2022	Revenues	86.68	96.31	108.35	107.40	7.61	115.01	200%	12.5%
	Adjusted EBITDA	3.06	6.52	11.27	3.73	3.46	7.19	114%	12.5%
Fourth Quarter 2022	Revenues	89.74	99.71	112.18	100.18	7.17	107.34	161%	12.5%
	Adjusted EBITDA	2.00	5.19	9.93	(3.15)	2.98	(0.17)	0%	12.5%
Total Year 2022	Revenues	338.98	376.65	423.73	375.70	20.86	396.56	143%	50.0%
	Adjusted EBITDA	5.43	17.50	34.78	(2.82)	9.56	6.73	36%	50.0%
	Total Weighted Payout Normalized for FX:							89%

The Compensation Committee retained its discretion to adjust overall bonuses under the annual bonus plan. The Company overachieved its revenue target with a 143% performance and achieved a 36% performance of its Adjusted EBITDA target under the annual bonus plan. The Compensation Committee acknowledged that the Company’s performance under the annual bonus plan achieved an 89% bonus payout. However, the Compensation Committee determined that, irrespective of the achievement by the officers of their individual key performance metrics and taking into account the Company’s Adjusted EBITDA performance prior to the exclusion of the foreign currency exchange fluctuations, the achievement under the annual bonus plan should be reduced to a 75% target bonus payout for each executive officer.
As a result, the amounts paid under the Company’s annual bonus plan for 2022 were as follows:

Executive Officer	Total Received under the DZS Annual Bonus Plan
Charles D. Vogt	$450,000
Misty Kawecki	$112,500
Justin K. Ferguson	$121,875
Miguel Alonso	$88,125
Norman L. Foust	$70,313
Equity Awards
To reward and retain employees in a manner that best aligns employees’ interests with stockholders’ interests, we use restricted stock units (“RSUs”) and stock options as the primary incentive vehicle for long-term compensation opportunities. All of the equity awards incrementally vest over a period of years, in order to promote employee retention and focus on long-range goals. The Compensation Committee does not target specific percentiles for long-term incentive awards for our NEOs and uses a number of factors in establishing the long-term incentive award levels for each individual, including a review of each individual’s accumulated vested and unvested awards, the current and potential realizable value over time using stock appreciation assumptions, vesting schedules, comparison of individual awards between executives and in relation to other compensation elements, market data, shareholder dilution and accounting expense. Should we perform well against our long-term goals, the long-term equity incentive awards will become a significant portion of the total compensation of each NEO. For more information on the 2022 long-term equity grants, see the 2022 Grants of Plan-Based Awards table below.
During 2022, the Compensation Committee reviewed the stock options issued to employees as incentive compensation during 2021. Due to a drop in the trading price of the Company’s common stock, which the Compensation Committee did not feel was reflective of the efforts and achievement of the Company’s employees, including the NEOs, the Compensation Committee determined that certain of the stock options issued during 2021 were unlikely to be exercised, due to the high exercise price, and consequently these options no longer served as incentive compensation to the holders. As stated, the Compensation Committee believes that long-term incentive awards are an important vehicle to align the interests of employees and the Company’s stockholders. Consequently, the Compensation Committee approved an exchange program, whereby holders of certain options issued during 2021 had the right to exchange their options for restricted stock units, at the ratio of one restricted stock unit for every two shares issuable under the option. The vesting period for the restricted stock units was the same as the options, with the exception that the vesting schedule was shortened by one year, to reflect the fact that the options had been held for one year at the time of the exchange, and the vesting was restarted upon issuance of the exchanged restricted stock units. While the Compensation Committee does not generally endorse option re-pricings, given the unique facts of this situation, it believed this exchange was appropriate in order to continue to align the interests of employees with stockholders. Ms. Kawecki, Mr. Ferguson, and Mr. Alonso participated in this exchange.
We do not have any program, plan, or practice to time equity grants to take advantage of the release of material information. During fiscal year 2022, equity awards were granted in July 2022 to NEOs following one of our regularly scheduled Compensation Committee meetings. Additionally, in May 2022, the Compensation Committee approved an equity award to certain employees and executive officers in recognition of the effort in closing the acquisition of certain assets of Adaptive Spectrum and Signal Alignment, Incorporated (“ASSIA”).
Stockholder Advisory Vote on Executive Compensation
We hold an advisory, non-binding stockholder vote on executive compensation every three years. At our 2020 Annual Meeting of Stockholders, our stockholders voted to approve the compensation of our NEOs, with approval of 99.55% of the votes cast. The Compensation Committee intends to continue to take into consideration the outcome of our stockholders’ advisory “say-on-pay” votes along with market practices and the recommendations of its executive compensation advisor when making future compensation decisions for the NEOs. We also regularly engage in discussions with our largest institutional shareholders and solicit feedback on executive compensation as well as other areas.
Insider Trading Policy; No Hedging or Pledging
Directors, officers (including our NEOs) and employees must comply with our Insider Trading Policy and may not engage in any transaction in our securities without first obtaining pre-clearance of the transaction from our Chief Legal Officer. We believe this plan is reasonably designed to promote compliance with the insider trading laws, rules and regulations, as well as the Nasdaq listing standards. No director, executive officer or other employee is permitted to (i) engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to our stock, (ii) transact through mechanisms that hedge against our securities, or (iii) hold our securities in a margin account or otherwise pledging our securities as collateral for a loan. These provisions are part of our overall program to prevent any of our directors, officers or employees from trading on material non-public information.

Health and Welfare Benefits
Our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, generally on the same basis as other employees. We believe that these health and welfare benefits help ensure that the Company has a productive and focused workforce.
Other Benefits
We provide our NEOs with other benefits when it is appropriate or necessary to incentivize them to join the Company or to retain them.
Compensation Risk Assessment
The Compensation Committee reviews the risks arising from our compensation policies and practices applicable to our NEOs and evaluates the policies and practices that could mitigate any such risk. Based on these reviews, the Compensation Committee does not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our Company.
Tax And Accounting Considerations
Section 280G of the Internal Revenue Code
Section 280G of the Internal Revenue Code disallows a tax deduction for “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments. Our NEOs are not eligible to receive any tax gross-up payments in the event any payments made or that may be made to them become subject to this excise tax. The Compensation Committee will take into account the implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible under Section 280G.
Section 409A of the Internal Revenue Code
Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes a 20% tax and an interest penalty on the recipient of deferred compensation that is subject to but does not comply with Section 409A. As a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code. The Compensation Committee will take into account the implications of Section 409A in determining the form and timing of compensation awarded to our executives and will strive to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.
Section 162(m) of the Internal Revenue Code
Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for our CEO, our CFO, any employee who is one of the top three highest compensated executive officers for the tax year; or for any employee who was an NEO for any preceding taxable year beginning after December 31, 2016 referred to as “covered employees.” Further, since the enactment of tax reform legislation on December 22, 2017 (the “2017 Tax Reform Act”), “qualified performance-based compensation” is exempt from this $1 million limitation only if payable pursuant to a written binding contract in effect on November 2, 2017 (and that has not subsequently been materially modified). The Compensation Committee has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation and as a result of the 2017 Tax Reform Act, a deduction for any compensation paid to our NEOs in excess of $1 million is disallowed.
Accounting for Stock-Based Compensation
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, RSUs and other stock-based awards under our equity incentive award plans will be accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Severance and Change in Control Benefits
We have employment, severance, change of control or release agreements with certain of the NEOs, as described below.
Employment Agreement with Charles D. Vogt
    On July 30, 2020, the Company announced the appointment of Charles D. Vogt as the Company’s President and Chief Executive Officer, effective August 1, 2020. In connection with his appointment, Mr. Vogt entered into an employment agreement with the Company (such agreement, as subsequently amended, the “Vogt Employment Agreement”) that is discussed in greater detail below. The Vogt Employment Agreement provides that Mr. Vogt will have an annual base salary of $600,000, which will be reviewed on at least an annual basis by the Board of Directors or the Compensation Committee. Mr. Vogt will be eligible to participate in a performance-based annual bonus program approved by the Board of Directors, pursuant to which bonuses will be earned and paid, if at all, in equal quarterly installments. Mr. Vogt’s initial target quarterly bonus is $150,000, provided that Mr. Vogt’s actual bonus for each of the first four quarters following his commencement of employment (commencing with the quarter ending September 30, 2020) will be no less than $125,000, subject to his continued employment through the end of each applicable quarter. Mr. Vogt is also eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to the Company’s other officers.
In connection with his appointment, the Board of Directors granted to Mr. Vogt: (i) an option to purchase 370,370 shares of the Company’s common stock (the “Special Option”), (ii) an option to purchase 148,148 shares of the Company’s common stock (the “Initial Option”), and (iii) an award of 44,444 restricted stock units (the “Initial RSUs”). The Special Option and the Initial Option have a ten-year term and an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant. The Special Option will vest on the third anniversary of Mr. Vogt’s commencement of employment, and the Initial Option will vest with respect to 33% of the shares underlying the Initial Option on the first anniversary of Mr. Vogt’s commencement of employment, and the remainder will vest ratably over 24 months thereafter. The Initial RSUs vest in three annual installments on June 10, 2021, 2022 and 2023. Vesting of the equity awards will be immediately accelerated if, following a change in control, Mr. Vogt resigns for “good reason” (as defined below) or his employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (as defined below). Future equity grants will be made at the discretion of the Board of Directors.
Under the Vogt Employment Agreement, Mr. Vogt will receive certain compensation in the event that he resigns for “good reason” or his employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (each, a “Qualifying Termination”). In the event Mr. Vogt’s employment is terminated by reason of a Qualifying Termination, Mr. Vogt will be entitled to receive (i) his base salary through the date of termination, reimbursable business expenses in accordance with company policies, and any accrued, vested benefits, in each case to the extent not previously paid and (ii) a lump-sum payment equal to Mr. Vogt’s annual salary as in effect immediately prior to the date of termination. In addition, all unvested equity awards shall immediately vest (with the exception that the Special Option shall only vest if such termination occurs within twelve months of a change in control).
Employment Agreement with Misty Kawecki
    On July 29, 2021, the Company announced the appointment of Misty Kawecki as the Company’s Chief Financial Officer, effective July 29, 2021. In connection with her appointment, Ms. Kawecki entered into an employment agreement with the Company (the “Kawecki Employment Agreement”) that is discussed in greater detail below. The Kawecki Employment Agreement provides that Ms. Kawecki will have an initial annual base salary of $300,000. The base salary will be reviewed on at least an annual basis by the Board of Directors or the Compensation Committee. Ms. Kawecki will be eligible to participate in a performance-based annual bonus program approved by the Board of Directors, pursuant to which bonuses will be earned and paid, if at all, in equal quarterly installments. Ms. Kawecki’s initial target annual bonus is $37,500 per quarter. Ms. Kawecki also received a one-time sign-on bonus in the amount of $50,000. Ms. Kawecki is eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to the Company’s other officers, including a cell phone allowance.
In connection with her appointment, the Board of Directors granted Ms. Kawecki stock options to purchase 100,000 shares of the Company’s common stock and 50,000 restricted stock units under the Company’s equity plan. Such options, which have a ten-year term and an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant, will vest over a three-year period, with 33% vesting on the first anniversary of Ms. Kawecki’s commencement of employment and the remainder vesting ratably over 24 months thereafter. The restricted stock units will vest in three equal installments on August 2, 2022, 2023 and 2024. Vesting of the equity awards will be immediately accelerated if Ms. Kawecki resigns for “good reason” (as defined below) or her employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (as defined below), within twelve months following a change in control.
Under the Kawecki Employment Agreement, Ms. Kawecki will receive certain compensation in the event that she resigns for “good reason” or her employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (each, a “Qualifying Termination”). In the event Ms. Kawecki’s employment is terminated by reason of a Qualifying Termination, Ms. Kawecki will be entitled to receive (i) her base salary through the date of termination, reimbursable business expenses in accordance with company policies, and any accrued, vested benefits, in each case to the extent not previously paid, (ii) a lump-sum payment equal to the greater of (A) Ms. Kawecki’s annual salary as in effect immediately prior to the date of termination or (B) $300,000, and (iii) Ms. Kawecki’s bonus for the quarter in which the termination occurs based on actual Company performance. Vesting of the equity awards will be immediately accelerated if Ms. Kawecki resigns for “good reason” (as defined below) or her employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (as defined below), within twelve months following a change in control. Future equity grants will be made at the discretion of the Board of Directors.

Employment Agreement with Justin K. Ferguson
    On September 28, 2020, the Company announced the appointment of Justin K. Ferguson as the Company’s Chief Legal Officer, effective September 28, 2020. In connection with his appointment, Mr. Ferguson entered into an employment agreement with the Company (the “Ferguson Employment Agreement”) that is discussed in greater detail below. The Ferguson Employment Agreement provides that Mr. Ferguson will have an initial annual base salary of $300,000. The base salary will be reviewed on at least an annual basis by the Board of Directors or the Compensation Committee. Mr. Ferguson will be eligible to participate in a performance-based annual bonus program approved by the Board of Directors, pursuant to which bonuses will be earned and paid, if at all, in equal quarterly installments. Mr. Ferguson’s initial target annual bonus is $37,500 per quarter. Mr. Ferguson is eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to the Company’s other officers, including a cell phone allowance. Mr. Ferguson’s base salary was increased to $325,000 effective January 1, 2022.
In connection with his appointment, the Board of Directors granted Mr. Ferguson stock options to purchase 37,500 shares of the Company’s common stock and 37,500 restricted stock units under the Company’s equity plan. Such options, which have a ten-year term and an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant, will vest over a three-year period, with 33% vesting on the first anniversary of Mr. Ferguson’s commencement of employment and the remainder vesting ratably over 24 months thereafter. The restricted stock units will vest in three equal installments on June 10, 2021, 2022 and 2023. Vesting of the equity awards will be immediately accelerated if Mr. Ferguson resigns for “good reason” (as defined below) or his employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (as defined below).
Under the Ferguson Employment Agreement, Mr. Ferguson will receive certain compensation in the event that he resigns for “good reason” or his employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (each, a “Qualifying Termination”). In the event Mr. Ferguson’s employment is terminated by reason of a Qualifying Termination, Mr. Ferguson will be entitled to receive (i) his base salary through the date of termination, reimbursable business expenses in accordance with company policies, and any accrued, vested benefits, in each case to the extent not previously paid, (ii) a lump-sum payment equal to Mr. Ferguson’s annual salary as in effect immediately prior to the date of termination and (iii) Mr. Ferguson’s bonus for the quarter in which the termination occurs based on actual Company performance. Vesting of the equity awards will be immediately accelerated if Mr. Ferguson resigns for “good reason” (as defined below) or his employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (as defined below). Future equity grants will be made at the discretion of the Board of Directors.
Offer Letter to Miguel Alonso
On December 29, 2022, the Company offered Mr. Alonso the position of Chief Product Officer. In connection with such offer, the Company sent Mr. Alonso a letter (the “Alonso Offer Letter”) that is discussed in greater detail below. The Alonso Offer Letter provides that Mr. Alonso will have an initial annual base salary of $300,000 effective January 1, 2023. Mr. Alonso’s base salary in 2022 was $235,000. Under the Alonso Offer Letter, Mr. Alonso will be eligible to participate in a performance-based annual bonus program approved by the Board of Directors, pursuant to which bonuses will be earned and paid, if at all, in equal quarterly installments. Mr. Alonso’s initial target annual bonus is $37,500 per quarter. Mr. Alonso is eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to the Company’s other officers. Additionally, Mr. Alonso will receive relocation assistance to move from California to Texas. In the event that Mr. Alonso voluntarily leaves the Company within 12 months of his relocation, he will be responsible for reimbursing the Company for the pro-rata amount of the relocation assistance.
Under the Alonso Offer Letter, Mr. Alonso will receive certain compensation in the event that his employment is terminated by the Company without “cause.” In such event, and only in the event that Mr. Alonso is a resident of the Dallas/Fort Worth metroplex, Mr. Alonso will be entitled to receive (i) his base salary through the date of termination, reimbursable business expenses in accordance with company policies, and any accrued, vested benefits, in each case to the extent not previously paid, (ii) a lump-sum payment equal to six months of Mr. Alonso’s salary as in effect immediately prior to the date of termination, (iii) Mr. Alonso’s bonus for the quarter in which the termination occurs based on actual Company performance, pro-rated for the number of days actually worked in the quarter, (iv) payment of the cost of COBRA continuation coverage for six months, and (v) vesting of all equity awards will be immediately accelerated.
Offer Letter to Norman Foust
On November 29, 2022, the Company offered Mr. Foust the position of Senior Vice President of Global Supply Chain. In connection with such offer, the Company sent Mr. Foust a letter (the “Foust Offer Letter”) that is discussed in greater detail below. The Foust Offer Letter provides that Mr. Foust will have an initial annual base salary of $300,000 effective January 1, 2023. Mr. Foust’s base salary in 2022 was $250,000. Under the Foust Offer Letter, Mr. Foust will be eligible to participate in a performance-based annual bonus program approved by the Board of Directors, pursuant to which bonuses will be earned and paid, if at all, in equal quarterly installments. Mr. Foust’s initial target annual bonus is $37,500 per quarter. Mr. Foust is eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to the Company’s other officers.
Under the Foust Offer Letter, Mr. Foust will receive certain compensation in the event that his employment is terminated by the Company without “cause.” In such event, and only in the event that Mr. Foust is a resident of the Dallas/Fort Worth metroplex, Mr. Foust will be entitled to receive (i) his base salary through the date of termination, reimbursable business expenses in accordance with company policies, and any accrued, vested benefits, in each case to the extent not previously paid, (ii) a lump-sum payment equal to six months of Mr. Foust’s salary as in effect immediately prior to the date of termination, (iii) Mr. Foust’s bonus for the quarter in which the termination occurs based on actual Company performance, pro-rated for the number of days actually worked in the quarter, (iv) payment of the cost of COBRA continuation coverage for six months, and (v) vesting of all equity awards will be immediately accelerated.

Defined Terms in Employment Agreements and Offer Letters
For purposes of the employment agreements and offer letters described above, “cause” is generally defined to include: (1) the executive’s willful or continued failure to substantially perform his or her duties with the Company, or any failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board of Directors (or, with respect to Ms. Kawecki, Mr. Ferguson, or Mr. Foust, the Chief Executive Officer) consistent with the terms of his or her employment agreement or offer letter, which failure continues for 15 days following the executive’s receipt of written notice from the Board of Directors, (2) the executive’s conviction of, guilty plea to, or entry of a nolo contendere plea to a felony or a crime of moral turpitude or commission of an act of fraud, embezzlement or misappropriation against us, (3) the executive’s willful or reckless misconduct that has caused or is reasonably likely to cause demonstrable and material financial injury to the Company, or (4) the executive’s willful and material breach of his or her employment agreement (with respect to Ms. Kawecki and Mr. Ferguson) or his Employee Confidentiality and Proprietary Rights Assignment Agreement (with respect to Mr. Foust), which breach remains uncured for 15 days following his or her receipt of written notice by the Board of Directors or the Chief Executive Officer.
For purposes of the employment agreements, “good reason” is generally defined to include the occurrence of any of the following events without his or her consent: (1) a material diminution in the executive’s base compensation, (2) a material diminution in the executive’s authority, duties or responsibilities, (3) a material change in the geographic location at which the executive must perform his or her duties, or (4) any other action or inaction that constitutes a material breach by the Company of its obligations under the employment agreement.
Compensation Committee Report
The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (including through incorporation by reference to this Proxy Statement).

Respectfully Submitted by the Compensation Committee
Barbara Carbone (Chairman)
Matt W. Bross
Joon Kyung Kim
Compensation Committee Interlocks and Insider Participation
The directors who served on the Compensation Committee during fiscal year 2022 were Ms. Carbone (Committee Chair), Mr. Bross, and Mr. Kim. During the 2022 fiscal year, there were no members of the Compensation Committee who were officers or employees of the Company or any of its subsidiaries, were formerly officers of the Company, or had any relationship otherwise requiring disclosure hereunder.
Summary Compensation Table
The following table sets forth the compensation earned during the years ended December 31, 2022, 2021 and 2020 for our “named executive officers.”

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non qualified Deferred Compensation on Earnings ($)	All Other Compensation ($) (5)	Total ($)
Charles D. Vogt	2022	600,000	80,000	3,520,008	—	450,000	—	52,521	4,702,529
President & CEO	2021	550,192	—	4,180,000	—	550,000	—	27,881	5,308,073
	2020	203,173	446,250	449,329	2,964,751	—	—	9,325	4,072,828
Misty Kawecki	2022	300,000	18,000	872,002	—	112,500	—	15,067	1,317,569
CFO	2021	126,923	50,000	944,000	1,012,414	62,500	—	10,488	2,206,325
	2020	—	—	—	—	—	—	—	—
Justin K. Ferguson	2022	325,000	24,000	895,997	—	121,875	—	33,332	1,400,204
CLO & Corporate Secretary	2021	300,000	—	451,400	113,741	150,000	—	32,196	1,047,337
	2020	82,048	37,500	357,000	190,655	—	—	7,049	674,252
Miguel Alonso	2022	235,000	18,000	710,801	—	88,125	—	22,670	1,074,596
Chief Product Officer	2021	—	—	—	—	—	—	—	—
	2020	—	—	—	—	—	—	—	—
Norman L. Foust	2022	226,351	25,000	828,600	—	70,313	—	26,541	1,176,805
SVP of Global Supply Chain	2021	—	—	—	—	—	—	—	—
	2020	—	—	—	—	—	—	—	—
(1) Represents the actual base salary payments made to the NEOs. See the employment agreements discussion above for further information.
(2) Represents sign-on and discretionary performance bonuses paid to the NEOs. For 2022, these amounts include a $25,000 sign-on bonus paid to Norman Foust and $80,000, $18,000, $24,000, and $18,000 ASSIA transaction close recognition bonuses paid to Charles Vogt, Misty Kawecki, Justin Ferguson, and Miguel Alonso, respectively.
(3) Represents the grant date fair value of the stock and option awards granted during the applicable fiscal year to our named executive officers, calculated in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to Note 9 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. In 2022, Misty Kawecki, Justin Ferguson, and Miguel Alonso were provided an opportunity to exchange two stock options granted in 2021 under 2017 Incentive Award Plan for one restricted stock unit with the vesting period equal the remaining vesting period for options as of the exchange date. As a result of the transaction, a total of 120,000 stock options granted to the aforementioned NEOs were cancelled and 60,000 restricted stock units were granted in exchange. The Company accounted for the exchange as a modification of share-based payments. No incremental expense was recorded in conjunction with the modification. Since restricted stock units issued represented an exchange transaction and not a new grant, these awards were not included into the Summary Compensation Table.
(4) Represents compensation earned as a performance-based incentive bonus, pursuant to the DZS Annual Bonus Plan. The bonus plan was implemented in 2021, and any performance bonuses paid prior to 2021 were discretionary in nature.

(5) Represents the incremental cost to the Company of providing certain perquisites and other personal benefits. For 2022, these amounts include:

	Company Contributions to 401(k) Plan ($)	Medical and Other Insurance ($)	Spousal Travel ($)
Charles D. Vogt	13,500	25,587	13,434
Misty Kawecki	8,824	6,244	—
Justin K. Ferguson	7,745	25,587	—
Miguel Alonso	5,464	17,206	—
Norman L. Foust	6,805	19,736	—

Grants of Plan-Based Awards in 2022
The following table lists grants of plan-based awards to our NEOs in 2022 and their related fair value as of the respective grant date.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Numbers of Securities Underlying Options	Exercise or Base Price of Options Awards	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Charles D. Vogt	Annual Bonus Plan	—	150,000	600,000	1,200,000	—	—	—	—	—	—	—
	Time-Based Restricted Stock Units	05/30/22	—	—	—	—	—	—	18,391	—	—	320,003
	Time-Based Restricted Stock Units	07/01/22	—	—	—	—	—	—	200,376	—	—	3,200,005
Misty Kawecki	Annual Bonus Plan	—	37,500	150,000	300,000	—	—	—	—	—	—
	Time-Based Restricted Stock Units	05/30/22	—	—	—	—	—	—	4,138	—	—	72,001
	Time-Based Restricted Stock Units	07/01/22	—	—	—	—	—	—	50,094	—	—	800,001
Justin K. Ferguson	Annual Bonus Plan	—	40,625	162,500	325,000	—	—	—	—	—	—	—
	Time-Based Restricted Stock Units	05/30/22	—	—	—	—	—	—	5,517	—	—	95,996
	Time-Based Restricted Stock Units	07/01/22	—	—	—	—	—	—	50,094	—	—	800,001
Miguel Alonso	Annual Bonus Plan	—	29,375	117,500	235,000	—	—	—	—	—	—
	Time-Based Restricted Stock Units	05/30/22	—	—	—	—	—	—	4,138	—	—	72,001
	Time-Based Restricted Stock Units	07/01/22	—	—	—	—	—	—	40,000	—	—	638,800
Norman L. Foust	Annual Bonus Plan	—	28,646	114,583	229,166	—	—	—	—	—	—	—
	Time-Based Restricted Stock Units	02/03/22	—	—	—	—	—	—	25,000	—	—	349,500
	Time-Based Restricted Stock Units	07/01/22	—	—	—	—	—	—	30,000	—	—	479,100

(1) Represents potential payout under the DZS Annual Bonus Plan reported at the "threshold", "target" and "maximum" levels. See "Annual Bonus Plan" above for the plan discussion. The actual amount earned in 2022 by each NEO under the DZS Annual Bonus Plan is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2) Represents the number of time-based restricted stock units granted in 2022 under the Company's 2017 Incentive Award Plan. The May 30, 2022 grants to NEOs are expected to vest in one equal installment on May 30, 2023. The July 1, 2022 grants to NEOs are expected to vest in three equal installments on July 1, 2023, 2024, and 2025. The February 3, 2022 grant to Norman Foust is expected to vest in four equal installments on February 3, 2023, 2024, 2025, and 2026. The vesting of the stock awards held by our NEOs may accelerate under certain circumstances as described under “Potential Payments Upon Termination.” In 2022, Misty Kawecki, Justin Ferguson, and Miguel Alonso were provided an opportunity to exchange two stock options granted in 2021 under 2017 Incentive Award Plan for one restricted stock unit with the vesting period equal the remaining vesting period for options as of the exchange date. As a result of the transaction, a total of 120,000 stock options granted to the aforementioned NEOs were cancelled and 60,000 restricted stock units were granted in exchange. The Company accounted for the exchange as a modification of share-based payments. No incremental expense was recorded in conjunction with the modification. Since restricted stock units issued represented an exchange transaction and not a new grant, these awards were not included into the Grants of Plan-Based Awards summary.
(3) Represents the grant date fair value of the stock awards granted during the fiscal year, calculated in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions used in the calculation of these amounts, refer to Note 9 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.
Outstanding Equity Awards at December 31, 2022
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2022.

	Option Awards (1)							Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Charles D. Vogt	115,222	(2)	403,296	(2)	—	10.11	—	—	—	366,917	(3)	4,652,508
Misty Kawecki	—		—		—	—	—	—	—	137,566	(4)	1,744,337
Justin K. Ferguson	28,115	(5)	9,385	(5)	—	9.52	—	—	—	93,945	(6)	1,191,223
Miguel Alonso	13,530	(7)	11,470	(7)	—	10.39	—	—	—	72,888	(8)	924,220
Norman L. Foust	—		—		—	—	—	—	—	55,000	(9)	697,400
(1) The vesting of the stock and option awards held by our named executive officers may accelerate under certain circumstances as described below under “Potential Payments Upon Termination.”
(2) Option to purchase 370,370 shares of the Company’s common stock (the “Special Option”) and an option to purchase 148,148 shares of the Company’s common stock (the “Initial Option”). The Special Option vests on the third anniversary of Mr. Vogt’s commencement of employment, and the Initial Option vests with respect to 33% of the shares underlying the Initial Option on the first anniversary of Mr. Vogt’s commencement of employment, and the remainder vests ratably over 24 months thereafter.
(3) Restricted stock units that vest in equal installments on the following dates:
- August 1, 2020 grant vests on June 10, 2021, 2022 and 2023
- July 1, 2021 grant vests on July 1, 2022, 2023 and 2024
- May 30, 2022 grant vests on May 30, 2023
- July 1, 2022 grant vests on July 1, 2023, 2024 and 2025
(4) Restricted stock units that vest in equal installments on the following dates:
- August 2, 2021 grant vests on August 2, 2022, 2023 and 2024
- May 30, 2022 grant vests on May 30, 2023
- July 1, 2022 grant vests on July 1, 2023, 2024 and 2025
- July 1, 2022 grant vests on June 30, 2023 and 2024 (this grant was issued in conjunction with the stock option to RSUs exchange discussed above)
(5) Option to purchase 37,500 shares of the Company’s common stock. Thirty-three percent (33%) of the options vest on September 28, 2021 and the remainder vest in twenty-four (24) equal monthly installments thereafter.
(6) Restricted stock units that vest in equal installments on the following dates:
- September 28, 2020 grant vests on June 10, 2021, 2022 and 2023
- July 1, 2021 grant vests on July 1, 2022, 2023, 2024, and 2025
- October 1, 2021 grant vests on October 1, 2022, 2023, and 2024

- May 30, 2022 grant vests on May 30, 2023
- July 1, 2022 grant vests on July 1, 2023, 2024 and 2025
- July 1, 2022 grant vests on June 30, 2023 and 2024 (this grant was issued in conjunction with the stock options to RSUs exchange discussed above)
(7) Option to purchase 25,000 shares of the Company’s common stock. Twenty-five percent (25%) of the options vest on October 12, 2021 and the remainder vests in 36 equal monthly installments.
(8) Restricted stock units that vest in equal installments on the following dates:
- October 12, 2020 grant vests on June 10, 2021, 2022, 2023 and 2024
- July 1, 2021 grant vests on July 1, 2022, 2023, 2024, and 2025
- October 1, 2021 grant vests on October 1, 2022, 2023, 2024, and 2025
- May 30, 2022 grant vests on May 30, 2023
- July 1, 2022 grant vests on July 1, 2023, 2024 and 2025
- July 1, 2022 grant vests on June 30, 2023 and 2024 (this grant was issued in conjunction with the stock options to RSUs exchange discussed above)
(9) Restricted stock units that vest in equal installments on the following dates:
- February 3, 2022 grant vests on February 3, 2024, 2025, and 2026
- July 1, 2022 grant vests on July 1, 2023, 2024, and 2025

Option Exercises and Stock Vested in 2022
The following table provides information on options exercised during 2022 and stock awards vested during 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting ($) (2)
Charles D. Vogt	81,480	1,328,345
Misty Kawecki	16,666	239,490
Justin K. Ferguson	21,666	337,751
Miguel Alonso	10,000	165,300
Norman L. Foust	—	—
(1) Represents the time-based RSUs vested in 2022 in accordance with the vesting schedules discussed within Outstanding Equity Awards summary above.
(2) The value realized upon the vesting of the time-based RSUs is calculated based upon the closing price of our common stock on Nasdaq on the applicable vesting dates.
Pay-Ratio Information
The annual total compensation of Mr. Vogt, our President and CEO, was $4,702,529 in fiscal year 2022, as reflected in the Summary Compensation Table. Based on reasonable estimates, the median annual total compensation of all employees of the company and its consolidated subsidiaries, excluding our President and CEO, was $71,389 for fiscal year 2022. Accordingly, for fiscal year 2022, the ratio of the annual total compensation of our President and CEO to the median of the annual total compensation of all of our employees and our consolidated subsidiaries’ other employees was 66 to 1.
To identify our median employee, we examined the 2022 base salary of all employees globally, excluding our CEO, who were employed by us on December 31, 2022. We converted all relevant employee compensation, on a country-by-country basis, to U.S. Dollars based on the applicable average exchange rate for the last two months of fiscal 2022. After identifying the median employee, we collected annual total compensation for this employee using the same methodology we use for our named executive officers as disclosed in the Summary Compensation Table.
Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices, the CEO pay ratio disclosed above may not be comparable to the pay ratio reported by other companies, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.

Potential Payments upon Termination, Change in Control or Corporate Transaction
The following table shows the estimated value of the aggregate payments and benefits that would be paid to each NEO assuming an involuntary separation of service for other than cause effective as of the last day of fiscal 2022.

Name	Salary and Bonus Payment ($)	Equity Awards Acceleration ($) (1)
Charles D. Vogt	665,500	4,915,496
Misty Kawecki	318,376	—
Justin K. Ferguson	340,407	1,267,747
Miguel Alonso	161,743	1,014,955
Norman L. Foust	167,812	697,400
(1) Represents fair value of stock and option awards as of the last day of fiscal 2022 that would be realized upon acceleration. The fair value was computed in accordance with the methodology used for financial reporting purposes.
The following table shows the estimated value of the aggregate payments and benefits that would be paid to each NEO assuming a termination upon a change in control effective as of the last day of fiscal 2022.

Name	Salary and Bonus Payment ($)	Equity Awards Acceleration ($) (1)
Charles D. Vogt	665,500	7,873,731
Misty Kawecki	318,376	1,744,337
Justin K. Ferguson	340,407	1,267,747
Miguel Alonso	161,743	1,014,955
Norman L. Foust	167,812	697,400
(1) Represents fair value of stock and option awards as of the last day of fiscal 2022 that would be realized upon acceleration. The fair value was computed in accordance with the methodology used for financial reporting purposes.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the following disclosure (the “Pay Versus Performance Disclosure”) describes the relationship between executive compensation and the Company’s performance with respect to select financial measures. For a complete description regarding the Company’s compensation program, please see “Compensation Discussion and Analysis.”

							Value of initial fixed $100 investment based on (4)
Year (1)	Summary Compensation Table Total for PEO (Charles D. Vogt) (2)	Summary Compensation Table Total for PEO (Il Yung Kim) (2)	Compensation Actually Paid to PEO (Charles D. Vogt) (3)	Compensation Actually Paid to PEO (Il Yung Kim) (3)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Total Shareholder Return	Peer Group Total Shareholder Return (5)	Net Income (in thousands)	Revenue (in thousands)	Adjusted EBITDA (in thousands) (6)
2022	$4,702,529	$—	$2,437,283	$—	$1,242,294	$860,265	$143.12	$95.61	$(37,431)	$375,691	$(2,822)
2021	$5,308,073	$—	$4,929,066	$—	$2,117,939	$1,223,767	$183.07	$127.87	$(34,683)	$350,206	$10,605
2020	$4,072,828	$1,631,408	$6,478,745	$980,462	$542,840	$1,415,280	$174.60	$122.04	$(23,082)	$300,640	$8,930

(1)  The Company’s Principal Executive Officer (“PEO”) and Non-PEO NEOs for the applicable years were as follows:
2022: Charles D. Vogt served as the Company’s PEO for the entirety of 2022. Non-PEO NEOs included Misty Kawecki, Justin K. Ferguson, Miguel Alonso, and Norman L. Foust.
2021: Charles D. Vogt served as the Company’s PEO for the entirety of 2021. Non-PEO NEOs included Misty Kawecki, Thomas Cancro, and Justin K. Ferguson. Misty Kawecki served as the Company's CFO starting her appointment effective July 29, 2021. Thomas Cancro served as the Company's CFO until then.
2020: Charles D. Vogt served as the Company’s PEO starting his appointment effective August 1, 2020. Il Yung Kim served as the Company’s PEO until his resignation effective July 31, 2020. Non-PEO NEOs included Thomas Cancro and Justin K. Ferguson.

(2) Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year for the PEOs, and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s Non-PEO NEOs. Since Mr. Cancro did not receive any equity-based awards in 2020, the stock awards compensation included into 2020 average compensation represented half of the equity grants received by Mr. Ferguson, who was the only other Non-PEO NEO in 2020. Since Mr. Cancro and Ms. Kawecki both served as the Company's CFO at certain period of time in 2021, we considered their compensation as one for the purposes of average compensation calculation.
(3) To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments is set forth following the footnotes to this table.
(4) Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019. Historic stock price performance is not necessarily indicative of future stock price performance.
(5) The Total Shareholder Return (“TSR”) Peer Group consists of the Nasdaq Telecommunications (IXTC), an independently prepared index that includes companies in the telecommunication industry.
(6) We define Adjusted EBITDA as net income (loss) plus (i) interest expense, net, (ii) other income and expense, (iii) provision (benefit) for taxes, (iv) depreciation and amortization, (v) stock-based compensation, and (vi) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, impairment of goodwill, intangibles or long-lived assets, loss on debt extinguishment, legal costs related to certain litigation, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, any of which may or may not be recurring in nature.
The following table summarizes adjustments used to calculate compensation actually paid to PEOs.

	2022	2021	2020
	Charles D. Vogt	Charles D. Vogt	Charles D. Vogt	Il Yung Kim
Total Compensation as reported in Summary Compensation Table (a)	$4,702,529	$5,308,073	$4,072,828	$1,631,408
- Grant Date Fair Value of Stock and Option Awards Granted in Fiscal Year (b)	(3,520,008)	(4,180,000)	(3,414,080)	(751,927)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock and Option Awards Granted in Fiscal Year (c)	2,773,966	3,244,000	5,819,997	—
± Change in Fair Value of Outstanding and Unvested Stock and Option Awards Granted in Prior Fiscal Years (d)	(1,479,931)	347,470	—	—
+ Fair Value at Vesting of Stock and Option Awards Granted in Fiscal Year that Vested During Fiscal Year (e)	—	—	—	88,600
± Change in Fair Value as of Vesting Date of Stock and Option Awards Granted in Prior years that Vested During Fiscal Year (f)	(39,273)	209,523	—	12,381
- Fair Value as of Prior Fiscal Year-End of Stock and Option Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year (g)	—	—	—	—
Compensation Actually Paid	$2,437,283	$4,929,066	$6,478,745	$980,462
The following table summarizes adjustments used to calculate compensation actually paid to Non-PEO NEOs. See footnote 1 above for the Non-PEO NEOs included in the average for each year.

	2022	2021	2020
Total Compensation as reported in Summary Compensation Table (a)	$1,242,294	$2,117,939	$542,840
- Grant Date Fair Value of Stock and Option Awards Granted in Fiscal Year (b)	(826,850)	(1,526,579)	(273,828)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock and Option Awards Granted in Fiscal Year (c)	662,470	1,104,827	438,798
± Change in Fair Value of Outstanding and Unvested Stock and Option Awards Granted in Prior Fiscal Years (d)	(194,413)	30,902	634,110
+ Fair Value at Vesting of Stock and Option Awards Granted in Fiscal Year that Vested During Fiscal Year (e)	—	—	—
± Change in Fair Value as of Vesting Date of Stock and Option Awards Granted in Prior years that Vested During Fiscal Year (f)	(23,236)	1,369	73,360
- Fair Value as of Prior Fiscal Year-End of Stock and Option Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year (g)	—	(504,691)	—
Compensation Actually Paid	$860,265	$1,223,767	$1,415,280

(a) Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the Non-PEO NEOs, amounts shown represent averages.
(b) Represents the grant date fair value of the stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(c) Represents the fair value as of the indicated fiscal year-end of the outstanding and unvested stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(d) Represents the change in fair value during the indicated fiscal year of each stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(e) Represents the fair value at vesting of the stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(f) Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(g) Represents the fair value as of the last day of the prior fiscal year of the stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid, Company TSR and Peer Group TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, the Company’s cumulative TSR over the three most recently completed fiscal years, and the peer group TSR for the same period.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the three most recently completed fiscal years.
Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Revenue
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and Revenue during the three most recently completed fiscal years.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Adjusted EBITDA
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and Adjusted EBITDA during the three most recently completed fiscal years.
Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEOs and our Non-PEO NEOs for 2022 Company performance. The measures in this table are not ranked.

Revenue
Adjusted EBITDA
Equity Compensation Plan Information
The following table provides information as of December 31, 2022 with respect to shares of our common stock that may be issued under existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options granted under equity compensation arrangements assumed by us in connection with mergers and acquisitions of the companies that originally granted those options.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column
Equity compensation plans approved by security holders	3,602,503	(1)	$12.74	(1)	1,046,380	(2)
Equity compensation plans not approved by security holders	518,518	(3)	$10.11		—
(1) Includes 2,625,090 shares of unvested or unissued restricted stock units outstanding as of December 31, 2022 and 977,413 shares underlying options under the 2017 Plan. The weighted average exercise price of those outstanding options is $12.74 per share.
(2) Includes shares available for future issuance under our 2017 Plan and the 2018 Employee Stock Purchase Plan. As of December 31, 2022, 708,044 shares of common stock were available for future issuance under the 2018 Employee Stock Purchase Plan.
(3) Includes 518,518 options issued in connection with the Non-Qualified Inducement Stock Option Grant Notices and Stock Option Agreements, each dated August 1, 2020 between the Company and Charles D. Vogt.

DIRECTOR COMPENSATION
Charles D. Vogt, who also serves as an officer of the Company, does not receive any additional compensation for his service as a director.
 Under our non-employee director compensation program, each non-employee director is entitled to receive an annual cash retainer of $35,000 (pro-rated for partial years) that is paid quarterly. Directors may elect to receive an equivalent amount of fully vested shares of our common stock in lieu of the annual cash retainer. To align the interests of directors with the long-term interests of stockholders, each non-employee director is also entitled to receive an annual equity grant in the form of restricted stock units. The restricted stock units are granted on the first trading day of each calendar year. The number of restricted stock units granted is determined by dividing $100,000 by the fair market value per share of our common stock on the date of grant. The annual equity grant of restricted stock units will vest in four equal installments at the end of each quarter over the course of one year following the grant date, assuming continued service as a director of the Company. In addition, (i) members of the Audit Committee receive an annual cash retainer of $15,000, (ii) members of the Compensation Committee receive an annual cash retainer of $10,000, (iii) members of the Nominating and Corporate Governance Committee and Strategy Committee receive an annual cash retainer of $5,000, (iv) the chairman of the Board is entitled to receive an annual cash retainer of $10,000, and (v) the chairs of the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Strategy Committee are each entitled to receive an annual cash retainer of $5,000. All cash retainers are paid quarterly for continued service on the committees. Non-employee directors are also entitled to reimbursement of reasonable out-of-pocket expenses incurred attending Board and committee meetings, and in connection with Board related activities.
The following table sets forth the compensation earned during the year ended December 31, 2022 by each of our non-employee directors.

Name (1)		Fees Earned or Paid in Cash ($)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Min Woo Nam	(2)	42,500	82,472	—	—	—	—	124,972
Matt W. Bross	(1)	55,000	82,472	—	—	—	—	137,472
Barbara Carbone	(1)	62,500	82,472	—	—	—	—	144,972
Joon Kyung Kim	(1)	67,500	82,472	—	—	—	—	149,972
David Schopp	(1)	60,000	82,472	—	—	—	—	142,472
Choon Yul Yoo	(1)	35,000	82,472	—	—	—	—	117,472

(1) As of December 31, 2022, there were no stock options or unvested stock awards held by these members of the board of directors.
(2) As of December 31, 2022, Mr. Nam held options to purchase 20,000 shares of the Company’s common stock that were vested and exercisable.
(3) This column represents the grant date fair value of the equity awards granted in 2022 to the non-employee directors, as calculated in accordance with ASC Topic 718. For these awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to Note 9 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

OWNERSHIP OF SECURITIES
Beneficial Ownership Table
The following table sets forth information known to us regarding ownership of our common stock on March 24, 2023 by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) the directors and director nominees of the Company, (iii) the executive officers of the Company named in the Summary Compensation Table above, and (iv) all directors, director nominees and executive officers of the Company as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)		Percent Owned (3)
DASAN Networks, Inc. (4)	9,093,015		29.2%
AIGH Capital Management, LLC (5)	1,787,275		5.7%
Charles D. Vogt	219,502	(6)	*
Min Woo Nam	50,006	(7)	*
Matt Bross	11,210	(8)	*
Barbara Carbone	11,210	(9)	*
Joon Kyung Kim	18,391	(10)	*
David Schopp	25,675	(11)	*
Choon Yul Yoo	21,070	(12)	*
Misty Kawecki	22,107	(13)	*
Justin K. Ferguson	55,413	(14)	*
Miguel Alonso	26,133	(15)	*
Norman L. Foust	7,463	(16)	*
All directors, named executive officers and their affiliates as a group (11 persons)	468,180		*
* Denotes less than 1%.
(1) Under the rules of the SEC, a person is the beneficial owner of securities if that person has sole or shared voting or investment power. Except as indicated in the footnotes to this table and subject to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. Unless otherwise indicated, the address for each person or entity named below is c/o DZS Inc., 5700 Tennyson Parkway, Suite 400 Plano, Texas, 75024.
 (2) In computing the number of shares beneficially owned by a person named in the table and the percentage ownership of that person, shares of common stock that such person had the right to acquire within 60 days after March 24, 2023 are deemed outstanding, including without limitation, upon the exercise of options or vesting of restricted stock units. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.
 (3) For each person included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of (a) 31,102,434 shares of common stock outstanding on March 24, 2023 plus (b) the number of shares of common stock that such person had the right to acquire within 60 days after March 24, 2023.
 (4) The address of DASAN Networks, Inc. is DASAN Tower, 49, Daewangpangyo-ro 644 Beon-gil Budang-gu, Sungnam-si, Gyeonggi-do, 463-400, Korea.
 (5) The address of AIGH Investment Partners, L.P. is 6006 Berkeley Avenue, Baltimore MD 21209, USA.
 (6) Consists of (a) 83,705 shares held by Mr. Vogt, (b) 127,567 shares subject to stock options exercisable by Mr. Vogt, and (c) 8,230 shares subject to stock options held by Mr. Vogt that will vest within 60 days after March 24, 2023.
 (7) Consists of (a) 28,055 shares held by Mr. Nam, (b) 20,000 shares subject to stock options exercisable by Mr. Nam, and (c) 1,951 Restricted Stock Units held by Mr. Nam that will vest within 60 days after March 24, 2023.
 (8) Consists of (a) 9,259 shares held by Mr. Bross, and (b) 1,951 Restricted Stock Units held by Mr. Bross that will vest within 60 days after March 24, 2023.
 (9) Consists of (a) 9,259 shares held by Ms. Carbone, and (b) 1,951 Restricted Stock Units held by Ms. Carbone that will vest within 60 days after March 24, 2023.
 (10) Consists of (a) 16,440 shares held by Mr. Kim, and (b) 1,951 Restricted Stock Units held by Mr. Kim that will vest within 60 days after March 24, 2023.
 (11) Consists of (a) 23,724 shares held by Mr. Schopp, and (b) 1,951 Restricted Stock Units held by Mr. Schopp that will vest within 60 days after March 24, 2023.

 (12) Consists of (a) 19,119 shares held by Mr. Yoo, and (b) 1,951 Restricted Stock Units held by Mr. Yoo that will vest within 60 days after March 24, 2023.
(13) Consists of 22,107 shares held by Ms. Kawecki.
(14) Consists of (a) 23,134 shares held by Mr. Ferguson, (b) 30,197 shares subject to stock options exercisable by Mr. Ferguson, and (c) 2,082 shares subject to stock options held by Mr. Ferguson that will vest within 60 days after March 24, 2023.
(15) Consists of (a) 10,003 shares held by Mr. Alonso, (b) 15,090 shares subject to stock options exercisable by Mr. Alonso, and (c) 1,040 shares subject to stock options held by Mr. Alonso that will vest within 60 days after March 24, 2023.
(16) Consists of 7,463 shares held by Mr. Foust.
Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors, officers, and greater than 10% shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% shareholders were complied with during the fiscal year ended December 31, 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
On October 31, 2022, DNS Korea, the Company’s wholly owned subsidiary, entered into a Loan Agreement with DNI (the “November 2022 DNI Loan”). The November 2022 DNI Loan was negotiated and approved on behalf of the Company and its subsidiaries by the audit committee of the Board of Directors of the Company which consists of directors determined to be independent from DNI. The November 2022 DNI Loan consists of a term loan in the amount of KRW 7.2 billion ($5.0 million USD), with interest payable monthly at an annual rate of 6.0% and maturing on January 31, 2023. As of December 31, 2022, KRW 7.2 billion ($5.7 million USD) was outstanding. As security for the November 2022 DNI Loan, DNS Korea granted a security interest to DNI in inventory of KRW 28.2 billion ($22.4 million USD) in its Janghowon warehouse, which should be maintained at a minimum of KRW 10.0 billion ($7.9 million USD), and account receivable for 2 certain customers in the amount to KRW 20 billion ($15.8 million USD). In the first quarter of 2023, the entire outstanding balance on this term loan was repaid and DNS Korea entered into a new short-term loan arrangement with DNI and borrowed KRW 5 billion ($4.1 million USD).
The Company has entered into sales agreements with DNI to sell certain services and finished goods produced by the Company. The Company also has an agreement with DNI in which DNI acts as a sales channel to third party customers. During the year ended December 31, 2022, the Company recorded revenues of $1.7 million related to the sales to DNI.
DNS Korea has a lease agreement with DNI related to the lease of a warehouse facility. DNS Korea also had a separate office lease agreement with DNI. In the first quarter of 2022, DNI sold the office building to the unrelated third party, and the respective lease was reassigned to the new landlord. Operating lease cost related to DNI leases totaled $0.5 million for the year ended December 31, 2022. As of December 31, 2022, the right-of-use asset and operating lease liability related to DNI leases were $1.7 million.
The Company also pays a license fee under the Trademark License Agreement with DNI. The license fee is calculated as 0.4% of DNS Korea annual sales. For the year ended December 31, 2022, license related expense was $0.7 million.
DNI has also provided payment guarantees relating to certain of our borrowings, and we pay DNI a guarantee fee which is calculated as 0.9% of the guaranteed amount. We paid approximately $0.1 million to DNI in respect of its payment guarantees during the year ended December 31, 2022.
See Note 12 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 (which is incorporated herein by reference) for information regarding related party transactions involving DNI and its affiliates.
Daniel Vogt is employed by the Company in the sales department. During the year ended December 31, 2022, Mr. Vogt’s total compensation received from the Company was $216,659. Mr. Vogt is the son of Charles D. Vogt, our Chief Executive Officer and a Director of the Company. The Company believes that the consideration paid to Daniel Vogt is consistent with the compensation paid to other similarly situated employees of the Company.

AUDIT COMMITTEE REPORT
The Audit Committee has been established for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of DZS’ financial statements and internal control over financial reporting. DZS’ Audit Committee is made up solely of independent directors, as defined in the applicable Nasdaq and SEC rules, and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. As described more fully in the charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of DZS’ financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of DZS’ financial statements, accounting and financial reporting principles, internal controls, and procedures designed to assure compliance with accounting standards, applicable laws and regulations. Ernst & Young, LLP, DZS’ independent registered public accounting firm, is responsible for performing an independent audit of DZS’ consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee periodically meets with Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of DZS’ internal controls and the overall quality of DZS’ financial reporting. The functions of the Audit Committee members are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, Ernst & Young. The Audit Committee serves a board level oversight role, in which it provides advice, counsel and direction to management and Ernst & Young on the basis of the information it receives, discussions with management and Ernst & Young, and the experience of the Audit Committee’s members in business, financial and accounting matters.
In performing its oversight role, the Audit Committee reviewed and discussed the audited financial statements with management and Ernst & Young. The Audit Committee also discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence from management and the Company. In reliance on these reviews and discussions, and the reports of Ernst & Young, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in DZS’ Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Respectfully Submitted by the Audit Committee
Joon Kyung Kim (Chairman)
Barbara Carbone
David Schopp

OTHER MATTERS
We have not received notice of other matters that may be properly presented at the Annual Meeting other than those listed on the Notice of Annual Meeting of Stockholders and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in their discretion.
Stockholder Proposals for Inclusion in the Proxy Statement for the 2024 Annual Meeting. Stockholders of DZS may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion in the proxy statement relating to our 2024 annual meeting of stockholders, proposals of stockholders must be received at our principal executive offices no later than December 19, 2023 (being 120 calendar days prior to the anniversary of the release date of the proxy statement for our 2023 annual meeting) and must otherwise satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement for that meeting.
Stockholder Proposals for Presentation at the 2024 Annual Meeting. If a stockholder wishes to present a proposal, including a director nomination, at our 2024 annual meeting of stockholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice in writing to our Corporate Secretary prior to the deadline for such meeting determined in accordance with our bylaws. Our bylaw notice deadline with respect to the 2024 annual meeting of stockholders is March 1, 2024 (90 calendar days prior to the anniversary of our 2023 annual meeting). If a stockholder gives notice of a proposal outside of the bylaw notice deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at our 2024 annual meeting. However, in the event that the 2024 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2023 annual meeting, to be timely, notice by the stockholder must be received by the later of (1) the close of business 90 days prior to the 2024 annual meeting or (2) the 10th day following the day on which public announcement of the date of the 2024 annual meeting is first made. A stockholder’s notice must set forth the information required by our bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.
Notices. All notices of proposals by stockholders, whether or not included in our proxy statement, should be delivered to DZS Inc., Attn: Corporate Secretary, 5700 Tennyson Parkway, Suite 400, Plano, Texas 75024.

Appendix A
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
DZS INC.

DZS Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:
FIRST: That a resolution was duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, as amended, in the form set forth below (the “Amendment”), declaring the Amendment to be advisable and calling for consideration of said proposed Amendment by the stockholders of the Corporation.
“RESOLVED, that, having determined that an increase in the Corporation’s authorized Common Stock to 72,000,000 shares is in the best interest of the Corporation and its stockholders, subject to the consideration and approval of the Corporation’s stockholders, Article IV of the Restated Certificate of Incorporation of the Corporation, as amended, be, and it hereby is, amended in its entirety with the following:
“IV. (A) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Ninety-Seven Million (97,000,000) shares, of which: Seventy-Two Million (72,000,000) shares, par value $.001 per share, shall be shares of common stock (the “Common Stock”); and Twenty-Five Million (25,000,000) shares, par value $.001 per share, shall be shares of preferred stock (the “Preferred Stock”).
(B) Common Stock. Except as (1) otherwise required by law or (2) expressly provided in this Restated Certificate of Incorporation (as amended from time to time), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.
(1) Dividends. Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Restated Certificate of Incorporation (as amended from time to time), holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore.
(2) Voting Rights. At every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation.
(3) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and amounts payable upon shares of Preferred Stock entitled to a preference, if any, over holders of Common Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (A)(3).
(C) Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.”
SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware on [May 30, 2023], at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.
THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation to be signed this day __ of _____________, 2023.

DZS Inc.

BY:	_____________________________
Title: President and Chief Executive Officer
Name: Charles D. Vogt
d public accounting firm for the fiscal year ending December 31, 2022. NOTE: Such other business as may properly come before the meeting or any adjournment thereof Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
A-1

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V10858-P91467 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DZS INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Class I Directors to serve three-year terms:

Nominees:	**For**	**Against**	**Abstain**
1a. Barbara Carbone	☐	☐	☐
1b. Joon Kyung Kim	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4 and 3 YEARS on proposal 5.

	1 Year	**2 Years**	**3 Years**	**Abstain**
5. Advisory vote on the frequency of an advisory vote on executive compensation.	☐	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V10859-P91467

DZS INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 30, 2023
THIS PROXY IS SOLICITED ON BEHALF OF THE DZS INC. BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders and the accompanying proxy statement, and hereby appoints Misty Kawecki and Justin K. Ferguson, with full power of substitution as to each, as proxies of the undersigned, to represent the undersigned and to vote all shares of common stock of DZS Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of stockholders of DZS Inc. to be held on May 30, 2023 at 10:00 a.m. Central Time via virtual webcast at www.virtualshareholdermeeting.com/DZSI2023, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS INSTRUCTED BY THE STOCKHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THIS PROXY CARD WILL CONFER DISCRETIONARY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES TO VOTE THE SHARES REPRESENTED BY THE PROXY IN ACCORDANCE WITH THEIR BEST JUDGMENT.

Continued and to be signed on reverse side